                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
                   -------------------------------

                       SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a)
               of the Securities Exchange Act of 1934

Filed by the Registrant                   [X]
Filed by party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                    -----------------------------

                        CERIDIAN CORPORATION
           (Name of Registrant as Specified In Its Charter)

                        CERIDIAN CORPORATION
             (Name of Person(s) Filing Proxy Statement)

                    -----------------------------
Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
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     1    Title of each class of securities to which transaction applies:

          ------------------------------------------
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          ------------------------------------------
     3 Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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          ------------------------------------------
     5    Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                                                                PRELIMINARY COPY

                                     [LOGO]

Dear Stockholder:

    On behalf of Ceridian's Board of Directors, I am pleased to invite you to attend Ceridian Corporation's 1999 Annual Meeting of Stockholders. The meeting will be held at the Hotel Fort Garry, 222 Broadway, Winnipeg, Manitoba, Canada on Thursday, May 20, 1999 at 8:30 a.m., local time.

    The Notice of Annual Meeting of Stockholders and the proxy statement that follows include information about the following proposals recommended by Ceridian's Board of Directors to:

    (1) Elect eleven individuals to serve as directors of Ceridian.

    (2) Amend Ceridian's Restated Certificate of Incorporation to increase the number of authorized shares of common stock Ceridian is authorized to issue from 200,000,000 to 500,000,000.

    (3) Approve a new 1999 Stock Incentive Plan.

    Ceridian's Board of Directors believes that a favorable vote on each of the matters to be considered at the annual meeting is in the best interests of Ceridian and its stockholders and unanimously recommends a vote FOR each such matter. Accordingly, we urge you to review the accompanying materials carefully and to return the enclosed proxy card promptly.

    Your vote is important. Whether you own a few or many shares of stock, it is important that your shares be represented at the meeting. We hope that you will be able to attend the annual meeting. Whether or not you can be present at the meeting in person, please complete, sign, date and return the enclosed proxy card as promptly as possible to ensure that your vote is counted at the meeting. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person.

    We look forward to seeing you at the meeting.

                                          Sincerely,

                                                       [SIG]

                                          Lawrence Perlman
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                              CERIDIAN CORPORATION
                                PROXY STATEMENT
                                    CONTENTS

                                                                                                                PAGE
                                                                                                                -----
General Information........................................................................................           1
Election of Directors (Item 1).............................................................................           2
  The Board of Directors...................................................................................           2
  Nominees for Director....................................................................................           2
  Committees of the Board of Directors.....................................................................           4
  Director Compensation....................................................................................           5
  Corporate Governance.....................................................................................           6
Approval of Amendment to Ceridian's Restated Certificate of Incorporation (Item 2).........................           7
  Proposed Amendment.......................................................................................           7
  Purpose and Effect of the Amendment......................................................................           8
  Board Recommendation.....................................................................................           8
Approval of 1999 Stock Incentive Plan (Item 3).............................................................           9
  Introduction.............................................................................................           9
  Summary of the 1999 Plan.................................................................................           9
  Tax Information Regarding Awards.........................................................................          11
  New Plan Benefits........................................................................................          13
  Board Recommendation.....................................................................................          13
Compensation and Human Resources Committee Report on Executive Compensation................................          13
Stock Price Performance Graph..............................................................................          17
Executive Compensation.....................................................................................          18
  Summary Compensation Table...............................................................................          18
  Stock Option Grants......................................................................................          19
  Option Exercises and Option Values.......................................................................          20
  Pension Plan.............................................................................................          20
  Executive Employment Agreements..........................................................................          21
  Change of Control Provisions.............................................................................          22
Share Ownership Information................................................................................          24
  Share Ownership of Directors and Management..............................................................          24
  Share Ownership of Certain Beneficial Owners.............................................................          25
Independent Auditors.......................................................................................          25
Other Matters..............................................................................................          25
  Stockholder Proposals....................................................................................          25
  Section 16(a) Beneficial Ownership Reporting Compliance..................................................          26
  Solicitation of Proxies..................................................................................          26

                                     [LOGO]

                            ------------------------

                             8100 34TH AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55425

                            ------------------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                    OF STOCKHOLDERS TO BE HELD MAY 20, 1999

                            ------------------------

                              GENERAL INFORMATION

    This proxy statement and the enclosed proxy card are being mailed to Ceridian Corporation stockholders beginning on or about March 29, 1999 in connection with the solicitation of proxies by Ceridian's Board of Directors (the "Board") for use at Ceridian's Annual Meeting of Stockholders to be held on May 20, 1999 (the "Annual Meeting"). Holders of Ceridian's common stock of record at the close of business on March 22, 1999 will be entitled to vote at the Annual Meeting. At the close of business on March 22, 1999, shares of Ceridian common stock were outstanding and entitled to vote at the Annual Meeting. Each share of Ceridian common stock is entitled to one vote.

    When proxy cards are returned properly signed, the shares represented will be voted as directed. If no direction is given, the shares will be voted as recommended by the Board. The proxy card also gives discretionary authority to vote the shares on any other matter which may properly come before the meeting. A stockholder may revoke a proxy at any time before it is exercised by delivering a letter to that effect to the Secretary of Ceridian, by delivering another proxy card with a later date, or by voting in person at the Annual Meeting.

    Under Ceridian's Bylaws, the holders of a majority of the outstanding shares of the common stock of Ceridian entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Election of directors by stockholders will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Approval of the amendment to Ceridian's Restated Certificate of Incorporation to increase the number of shares of common stock Ceridian is authorized to issue from 200,000,000 to 500,000,000 requires the affirmative vote of a majority of the shares of common stock outstanding. Approval of the proposal to approve Ceridian's 1999 Stock Incentive Plan requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Because shares that are held by a person who abstains from voting on a particular matter are treated as present and entitled to vote on that matter, abstaining from voting on a matter has the same effect as a vote against the matter. If, however, a broker indicates on a proxy that it does not have authority to vote certain shares on a particular matter, those shares will not be considered present and entitled to vote with respect to that matter. In other words, "broker non-votes" are not counted as a vote against a matter.

    It is Ceridian's policy that the individual votes of a stockholder are kept confidential prior to the final tabulation of the vote at a stockholders meeting if the stockholder requests confidential treatment on the proxy card or ballot. The only exceptions to this policy involve applicable legal requirements and proxy solicitations in opposition to the Board. Access to proxies and individual stockholder voting records is limited to the independent election inspectors (The Bank of New York), who may inform Ceridian at any time whether or not a particular stockholder has voted.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

THE BOARD OF DIRECTORS

    Ceridian's business is managed under the direction of the Board, which met nine times during 1998. Ceridian's Bylaws provide that the Board will determine the number of directors, which is currently set at fourteen but will be decreased to eleven prior to the Annual Meeting. The Board has designated as nominees for director eleven of the directors presently serving on the Board. See "Nominees for Director" for profiles of the nominees. Eight of the current directors being nominated for election were previously elected by the stockholders, while Bruce R. Bond, Ronald L. Turner and Nicholas D. Chabraja were first elected as directors by the Board on July 23, 1998. Two of the current directors, Charles Marshall and Richard W. Vieser, have reached the retirement age specified by Company policy for outside directors and will not stand for re-election. Ronald A. Matricaria will also not stand for re-election. The Board would like to thank Messrs. Marshall, Vieser and Matricaria for their dedicated service to Ceridian. Two other current directors, Ruth M. Davis and Richard G. Lareau, have also reached the retirement age specified by Ceridian policy for outside directors. The Board has voted to waive this requirement in each of their cases at this time in the interest of ensuring continuity on the Board.

    THE BOARD RECOMMENDS A VOTE FOR AND SOLICITS PROXIES IN FAVOR OF THE NOMINEES NAMED BELOW. Proxies cannot be voted for more than eleven people. The Board has no reason to believe any of the nominees for director will be unable or unavailable to serve. However, if any nominee should for any reason become unable or unavailable to serve, proxies will be voted for another nominee selected by the Board. Each person elected will hold office until the 2000 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until earlier resignation or removal.

NOMINEES FOR DIRECTOR

    BRUCE R. BOND Mr. Bond, 52, has been President and Chief Executive Officer of PictureTel Corporation, a company that develops, manufactures and markets video and audio conferencing solutions, since February 1998. Prior to joining PictureTel, Mr. Bond served as Chief Executive Officer of ANS Communications, the networking subsidiary of America Online, Inc., from July 1996 to February 1998. Prior to ANS, Mr. Bond spent seven years with British Telecom PLC, where he was Managing Director of British Telecom's national business communications division. Mr. Bond is a director of PictureTel and WITCO Corporation. Mr. Bond was elected as a director of Ceridian in July 1998.

    NICHOLAS D. CHABRAJA Mr. Chabraja, 56, has been the Chairman and Chief Executive Officer of General Dynamics Corporation since June 1997. Mr. Chabraja served as Vice Chairman of General Dynamics from December 1996 to June 1997, Executive Vice President from 1994 to December 1996, and Senior Vice President and General Counsel from 1993 to 1994. Prior to joining General Dynamics, Mr. Chabraja was a partner at the law firm of Jenner & Block from 1975 and Senior Partner from 1986 to December 1996. Mr. Chabraja is a director of General Dynamics. Mr. Chabraja was elected as a director of Ceridian in July 1998.

    RUTH M. DAVIS Dr. Davis, 70, has been President and Chief Executive Officer of the Pymatuning Group, Inc., which specializes in technology management services, since 1981. She serves as Chairman of the Board for Aerospace Corporation and as a trustee of Consolidated Edison Company of New York. Dr. Davis is a director of Premark International, Inc.; Principal Financial Group Inc.; Varian Associates, Inc.; and BTG, Inc. Dr. Davis has been a director of Ceridian since 1984.

    ROBERT H. EWALD Mr. Ewald, 51, has been President and Chief Executive Officer of E-Stamp Corporation since March 1, 1999. From October 1997 to July 1998, Mr. Ewald served as Executive Vice President and Chief Operating Officer of Silicon Graphics, Inc., a provider of high performance workstations, servers and super computers. He was Executive Vice President, Computer Systems for Silicon Graphics from April 1997 to October 1997. Prior to the merger of Cray Research, Inc. with Silicon Graphics, Mr. Ewald served as President and Chief Operating Officer of Cray from December 1994 to March 1997; Chief Operating Officer, Super Computer Operations from January 1994 to December 1994; and as Executive Vice President and General Manager of Super Computer Operations from January 1993 to January 1994. Mr. Ewald has been a director of Ceridian since February 1998.

    RICHARD G. LAREAU Mr. Lareau, 70, is a partner in the law firm of Oppenheimer Wolff & Donnelly LLP. He is a director of Nash-Finch Company; Merrill Corporation; and Northern Technologies International Corporation, and is a trustee of Mesabi Trust. Mr. Lareau has been a director of Ceridian since 1971.

    RONALD T. LEMAY Mr. LeMay, 53, is President and Chief Operating Officer of Sprint Corporation, a global communications company. Mr. LeMay returned to this position in October 1997 after having served as Chairman, President and Chief Executive Officer of Waste Management, Inc., a provider of waste management services, from July 1997 to October 1997. Mr. LeMay was President and Chief Operating Officer of Sprint from February 1996 to July 1997; Vice Chairman of Sprint from April 1995 to April 1996; President of Sprint's Long Distance Division from 1989 to March 1995; and served in several operating and staff positions with Sprint from 1985 to 1989. Mr. LeMay is a director of Sprint; Imation Corporation; and Yellow Corporation. Mr. LeMay has been a director of Ceridian since January 1997.

    GEORGE R. LEWIS Mr. Lewis, 57, is President and Chief Executive Officer of Philip Morris Capital Corporation, a subsidiary of Philip Morris Companies, Inc., a consumer packaged goods company. Prior to assuming his current position in May 1997, Mr. Lewis served as Vice President and Treasurer of Philip Morris Companies Inc. since 1984. Mr. Lewis is a director of Wachovia Corporation and Kemper National Insurance Companies. Mr. Lewis has been a director of Ceridian since 1994.

    LAWRENCE PERLMAN Mr. Perlman, 60, is Chairman and Chief Executive Officer of Ceridian. He was appointed Chairman in November 1992, and has been Chief Executive Officer since January 1990. Mr. Perlman was President of Ceridian from January 1990 to April 1998. He is a director of Seagate Technology, Inc.; The Valspar Corporation; Computer Network Technology Corporation; and Amdocs Limited. Mr. Perlman has been a director of Ceridian since 1985.

    RONALD L. TURNER Mr. Turner, 52, has been President and Chief Operating Officer of Ceridian since April 1998; Executive Vice President of Operations of Ceridian from March 1997 to April 1998; an Executive Vice President of Ceridian and President and Chief Executive Officer of its Computing Devices International division from January 1996 to March 1997; and Vice President of Ceridian and President of Computing Devices International from January 1993 to January 1996. Mr. Turner was President and Chief Executive Officer of GEC-Marconi Electronics Systems Corporation, a defense electronics company, from March 1987 to January 1993. Mr. Turner is a director of FLIR Systems, Inc. and BTG, Inc. Mr. Turner has been a director of Ceridian since July 1998.

    CAROLE J. UHRICH Ms. Uhrich, 55, is Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation. She has been employed by Polaroid since 1966, and has held her current position since September 1998. She was Executive Vice President of Commercial Imaging from March 1997 to September 1998; Executive Vice President, Global Products Supply from February 1996 to March 1997; Vice President, Manufacturing and Product Development from 1992 to

February 1996, and prior to that time, served in a series of manufacturing, corporate quality and market research positions at Polaroid. Ms. Uhrich is a director of Maytag Corporation. Ms. Uhrich has been a director of Ceridian since 1994.

    PAUL S. WALSH Mr. Walsh, 43, has been Chief Executive Officer of The Pillsbury Company since January 1992. Pillsbury is a wholly-owned subsidiary of Diageo Plc, which was formed in December 1997 as a result of the merger of Pillsbury's former parent, Grand Metropolitan Plc, and Guinness Plc. Mr. Walsh is a member of Diageo's Executive Committee, and was an Executive Director of Grand Metropolitan from October 1995 to December 1997. Mr. Walsh is a director of Diageo; Federal Express Corporation; and Grocery Manufacturers of America. Mr. Walsh has been a director of Ceridian since 1991.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board elects an Executive Committee, an Audit Committee, a Compensation and Human Resources Committee, a Nominating and Board Governance Committee and a Strategy Review Committee. The following are members of these committees as of March 1, 1999:

Executive Committee:
 Lawrence Perlman, Chair
 Richard G. Lareau
 Paul S. Walsh

Audit Committee:
 George R. Lewis, Chair
 Bruce R. Bond
 Ruth M. Davis
 Robert H. Ewald
 Richard G. Lareau
 Richard W. Vieser

Compensation and Human Resources
Committee:
 Paul S. Walsh, Chair
 Nicholas D. Chabraja
 Ronald T. LeMay
 Charles Marshall
 Ronald A. Matricaria
 Carole J. Uhrich

 Nominating and Board
Governance Committee:
 Richard G. Lareau, Chair
 Ronald T. LeMay
 George R. Lewis
 Charles Marshall
 Ronald A. Matricaria
 Paul S. Walsh

Strategy Review Committee:
 Ruth M. Davis, Chair
 Bruce R. Bond
 Nicholas D. Chabraja
 Robert H. Ewald
 Lawrence Perlman
 Ronald L. Turner
 Carole J. Uhrich
 Richard W. Vieser

    The Executive Committee acts on matters that arise between Board meetings and require immediate action. All actions by the Executive Committee are reported to and are ratified by the Board. This Committee took action by consent resolution five times during 1998.

    The Audit Committee reviews and recommends to the Board the selection of Ceridian's independent auditors, consults with the independent auditors and reviews the scope and significant findings of the audits performed by them, reviews the adequacy and sufficiency of Ceridian's financial and accounting controls, practices and procedures, the activities and recommendations of its internal auditors, and its reporting policies and practices. This Committee met five times and took action by consent resolution on one occasion during 1998.

    The Compensation and Human Resources Committee determines compensation policies, practices and structures for key employees of Ceridian, approves the compensation and benefits of executive officers, including the chief executive officer, reviews the process of managing executive succession, diversity and development, and assesses the adequacy of Ceridian's human resource policies and principles. This Committee met eight times and took action by consent resolution on one occasion during 1998.

    The Nominating and Board Governance Committee reviews the composition, organization and governance of the Board and its committees and recommends to the Board the adoption of relevant policies. It also recommends to the Board compensation for outside directors, evaluates the performance of the chief executive officer and considers all nominees, including those recommended by stockholders, for Board membership. This Committee met five times and took action by consent resolution on one occasion during 1998.

    The Strategy Review Committee assists the Board by reviewing and assessing the strategic plans of Ceridian's business units and Ceridian's performance in meeting key objectives in connection with acquisitions and other strategic transactions. It also makes recommendations to the Board on issues relating to corporate strategy and strategic planning. This Committee met three times during 1998.

    During 1998, each director, except Messrs. LeMay, Vieser and Walsh, attended at least 75 percent of the meetings of the Board and his or her committees.

DIRECTOR COMPENSATION

    The following table summarizes the compensation during 1998 of Ceridian's outside directors. Directors who are employees are not separately compensated for their service as a director.

                   DIRECTOR COMPENSATION FOR LAST FISCAL YEAR

                                                                                    SECURITY GRANTS
                                                                   -------------------------------------------------
                                                       CASH                        SHARES ISSUED     SHARES ISSUED
                                                   COMPENSATION                         AS           AS RESTRICTED
                                                  ---------------                   ONE-HALF OF          STOCK
                                                  CASH PORTION OF     SHARES          ANNUAL         AWARD TO NEW
                                                  ANNUAL RETAINER   UNDERLYING       RETAINER          DIRECTOR
                      NAME                           ($)(1)(2)     OPTIONS(#)(3)      (#)(1)            (#)(4)
------------------------------------------------  ---------------  -------------  ---------------  -----------------
Bruce R. Bond...................................    $    22,925               0              0             4,200
Nicholas D. Chabraja............................    $    22,925               0              0             4,200
Ruth M. Davis...................................    $    31,000           4,000          1,136                 0
Robert H. Ewald.................................    $    47,667           4,000              0             5,800
Richard G. Lareau...............................    $    31,000           4,000          1,136                 0
Ronald T. LeMay.................................    $    26,000           4,000          1,136                 0
George R. Lewis.................................    $    29,065           4,000          1,136                 0
Charles Marshall................................    $    26,000           4,000          1,136                 0
Ronald A. Matricaria............................    $    31,730           4,000              0             4,400
Carol J. Uhrich.................................    $    26,000           4,000          1,136                 0
Richard W. Vieser...............................    $    27,935           4,000          1,136                 0
Paul S. Walsh...................................    $    31,000           4,000          1,136                 0

------------------------

(1) Includes a supplemental annual payment of $5,000 for the chairs of the Compensation and Human Resources, Audit, Nominating and Board Governance, and Strategy Review Committees. One-half of the annual retainer is paid to each director in office at the beginning of the year in shares of common stock that are non-transferable while the director serves on the Board. Directors who were not in office at the beginning of the year receive their annual retainer entirely in cash. The annual retainer was $52,000 in 1998 and will remain the same for 1999.

(2) Meeting fees were eliminated effective January 1, 1998.

(3) Each director receives an annual option grant of 4,000 shares of common stock on the date of the annual meeting of stockholders. The exercise price per share of each option granted is 100 percent of the fair market value of the underlying common stock on the date the option is granted. An option becomes exercisable in full six months after its date of grant, and expires ten years from its date of grant. For 1999, the annual option grant will remain at 4,000 shares.

(4) Each newly-elected director receives a one-time award of restricted stock. The number of restricted shares awarded during 1998 was determined by dividing an amount equal to two and one-half times the then current annual retainer for an outside director by the average closing price of a share of common stock on the New York Stock Exchange ("NYSE") for the ten trading days prior to the effective date of the individual's election to the Board, rounded to the nearest 100 shares. Twenty percent of the restricted shares will vest on each anniversary of the date of grant, and the shares may not be transferred before they vest.

CORPORATE GOVERNANCE

    Ceridian's Board and management have sought to foster an approach toward corporate governance that will ensure an independent, informed and effective Board, responsible and accountable for acting in the best interests of stockholders. All directors stand for election every year, and all holders of common stock have equal voting rights. In recent years, the Board and members of senior management have met with representatives of Ceridian's institutional stockholders to hear first hand their views on Ceridian's direction. In 1995, the Board approved a statement of corporate governance policies which expressed in a consolidated fashion the corporate governance practices that had evolved within Ceridian over a period of several years. The statement of policies includes the following:

    1. A majority of the directors should be independent. For the seven years prior to July 1998, there was only one management director on the Board. With the election of Ronald L. Turner in July 1998, there are presently two management directors on the Board.

    2. The committees of the Board are established based on the Board's assessment of what is necessary and desirable in light of Ceridian's circumstances at any particular time and the Board's desire to most effectively utilize directors' time, experience and expertise.

    3. The Nominating and Board Governance Committee will review at least annually the size and composition of the Board to assess whether the personal experience and expertise of the individual directors, and the overall mix of experience, expertise, independence and diversity of backgrounds among all the directors, will enable the Board to most effectively monitor Ceridian's performance and actively participate in developing long-term strategy and financial goals. This review includes director succession planning, in light of expected future needs of the Board and Ceridian and application of policies pertaining to tenure on the Board.

    4. All members of the Audit Committee, Compensation and Human Resources Committee and Nominating and Board Governance Committee are non-management directors. The Nominating and Board Governance Committee reviews Board committee structure and assignments at least annually and recommends any changes to the Board.

    5. The chairpersons of the respective Board Committees are expected to assume leadership roles within the Board pertaining to issues within the purview of the Committees which they chair.

    6. The Nominating and Board Governance Committee conducts at least biannually an evaluation of the performance of the Board as a whole and of each individual director, based on evaluation forms completed by each of the other individual directors. The results of this evaluation and any recommendations for change are presented to the Board.

    7. Any non-management director who has completed or will as of the next annual meeting of stockholders have completed twelve years of service as a director shall submit a letter to the Nominating and Board Governance Committee offering not to stand for re-election to the Board at any future meeting of stockholders. The Nominating and Board Governance Committee shall have complete discretion as to whether and when such offer shall be accepted.

    8. Upon a change in the employment status of any non-management director, that director shall submit a letter to the Nominating and Board Governance Committee offering not to stand for re-election to the Board at the next annual meeting of the Company's stockholders. The Nominating and Board Governance Committee shall have complete discretion as to whether such offer shall be accepted.

    9. Unless waived by the Board, any non-management director must retire from the Board no later than the next annual meeting of the Company's stockholders occurring after his or her 70th birthday. Any director who is also an officer of the Company shall retire from the Board immediately upon retirement or termination as an officer and employee of the Company.

    10. The non-management directors meet in executive session at least once per year, and include in such meeting an evaluation of the performance of the chief executive officer, based on evaluation and feedback forms previously completed by the non-management directors.

                      APPROVAL OF AMENDMENT TO CERIDIAN'S
                     RESTATED CERTIFICATE OF INCORPORATION
                                    (ITEM 2)

PROPOSED AMENDMENT

    On February 3, 1999, the Board of Directors declared advisable and unanimously approved, subject to approval by the stockholders at the Annual Meeting, an amendment to Ceridian's Restated Certificate of Incorporation (the "Certificate") to increase the authorized number of shares of common stock from 200,000,000 shares to 500,000,000 shares. The Certificate currently provides that Ceridian is authorized to issue two classes of stock: 200,000,000 shares of common stock and 750,000 shares of preferred stock, $100.00 par value per share. No change would be made to the number of authorized shares of preferred stock. As a result, the proposed amendment would increase the total authorized capital stock of the Company (including both common stock and preferred stock) from 200,750,000 shares to 500,750,000 shares. Specifically, paragraph A of Article IV of the Certificate would be amended to read as follows:

           A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Five Hundred Million, Seven Hundred Fifty Thousand (500,750,000), consisting of Seven Hundred Fifty Thousand (750,000) shares of preferred stock of the par value of One Hundred Dollars ($100.00) per share (the "Preferred Stock"), having a total par value of Seventy-Five Million Dollars ($75,000,000), and Five Hundred Million (500,000,000) shares of common stock of the par value of fifty cents ($.50) per share (the "Common Stock"), having a total par value of Two Hundred Fifty Million Dollars ($250,000,000).

    As of March 22, 1999, of the 200,000,000 shares of common stock currently
authorized,              shares were issued and outstanding (excluding
      treasury shares), and              shares were reserved for issuance in
connection with Ceridian's employee and director stock-based compensation plans. In addition, as described in Item 3 below, an additional 10,000,000 shares of common stock have been reserved for issuance under the proposed Ceridian Corporation 1999 Stock Incentive Plan.

PURPOSE AND EFFECT OF THE AMENDMENT

    The Board has determined that the number of authorized shares of common stock should be increased to make additional shares available for issuance from time to time for stock dividends or stock splits, equity financings, acquisitions, equity compensation plans and other corporate purposes. In February 1999, Ceridian effected a two-for-one stock split of its common stock (effected in the form of a stock dividend) following a significant increase in the market price of its common stock during the past few years. Although there can be no assurance that Ceridian's stock price will continue to rise or that the Board would declare a further stock split at any specific price or at all, the Board believes that the increase in the number of authorized shares of common stock will provide the Company with the flexibility necessary to maintain a reasonable stock price through future stock splits (effected in the form of a stock dividend) without the expense of a special meeting of stockholders or having to wait until the next annual meeting of stockholders. Other than the shares reserved for issuance as set forth above, the Board has no present agreement, understanding or plan to issue any of the additional shares for which approval is sought. If the amendment is approved by the stockholders, the Board will have the authority to issue the additional authorized shares of common stock without seeking or obtaining further stockholder approval, except as may be required by applicable law.

    The additional common stock to be authorized would have rights identical to the currently outstanding common stock. Approval by the stockholders of the amendment will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the percentage equity ownership of existing stockholders and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of common stock have no preemptive rights, which means that they do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership interests.

    Under certain circumstances, an increase in the authorized number of shares of a corporation's capital stock can provide management with a means of preventing or discouraging an unsolicited change of control of the corporation. Shares of authorized but unissued capital stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change of control more difficult and therefore less likely in that such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of a corporation. The Board has no present intention of using the additional shares for such a purpose, and is unaware of any existing plan or actions that could result in a change of control of the Company.

    In addition to this proposal to increase the number of authorized shares of common stock, existing provisions of Ceridian's Restated Certificate of Incorporation and Bylaws could delay or prevent a merger, tender offer or proxy contest to take control of the Company. Such provisions include (i) a provision requiring the affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Company entitled to vote to approve certain business combinations; and (ii) a provision requiring advance notice for stockholder proposals and nominations for directors.

BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO CERIDIAN'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK CERIDIAN IS AUTHORIZED TO ISSUE FROM 200,000,000 TO 500,000,000. The vote required to approve the amendment is a majority of the outstanding shares of common stock of the Company. If the amendment is approved by the stockholders, it will become effective as of the date and time a certificate of amendment is filed with the Secretary of State of the State of Delaware. Such filing will be made as soon as practicable after approval by the stockholders.

                     APPROVAL OF 1999 STOCK INCENTIVE PLAN
                                    (ITEM 3)

INTRODUCTION

    On February 3, 1999, the Board of Directors declared advisable and unanimously approved, subject to stockholder approval, the Ceridian Corporation 1999 Stock Incentive Plan ("the 1999 Plan" or the "Plan"). The 1999 Plan provides for the grant to eligible employees of stock options, restricted stock awards and performance units.

    The 1999 Plan will supersede and replace in their entirety the Ceridian Corporation 1993 Long-Term Incentive Plan ("1993 Plan") and the 1990 Long-Term Incentive Plan ("1990 Plan") (the 1993 Plan and the 1990 Plan are collectively referred to as the "Prior Plans"). All remaining shares of common stock reserved for issuance under the Prior Plans will become available for issuance under the 1999 Plan if the Plan is approved by the stockholders.

SUMMARY OF THE 1999 PLAN

    The major features of the 1999 Plan are summarized below, which summary is qualified in its entirety to the actual text of the 1999 Plan, a copy of which may be obtained from the Company.

    PURPOSE. The purpose of the Plan is to advance the interests of Ceridian and its stockholders by enabling the Company and its subsidiaries to attract and retain persons of ability to perform services for the Company and its subsidiaries by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives.

    ADMINISTRATION OF THE PLAN. The Plan will be administered by the Compensation and Human Resources Committee, which may interpret the Plan, establish rules for the Plan's administration, determine the terms and conditions of incentive awards to be made under the Plan (subject to the limitations expressed in the Plan), modify the terms of outstanding awards to the extent permitted by the Plan, and delegate such authority to directors or officers of the Company as permitted by applicable law, except that no such authority may be delegated with respect to participants who are executive officers.

    SHARES TO BE AWARDED. The Plan permits the Compensation and Human Resources Committee to award stock options, restricted stock awards and performance units. Up to 10,000,000 shares of common stock may be the subject of awards under the Plan, plus (a) any shares that, as of the date of the Annual Meeting, are available for issuance under the Prior Plans, and (b) any shares that subsequently become available for issuance under the Prior Plans as a result of the forfeiture, termination or expiration of awards under the Prior Plans and that would otherwise have been available for further issuance under the Prior Plans. The Compensation and Human Resources Committee may use shares available for issuance under the Plan as the form of payment for compensation, awards or rights earned or due under deferred or any other compensation plans or arrangements of the Company or any subsidiary. The shares available for issuance under the 1999 Plan may, at the election of the Compensation and Human Resources Committee, be either treasury shares or shares authorized but unissued. The maximum number of shares of common stock that may be the subject of Plan awards to any one participant in any three consecutive fiscal years may not exceed 750,000 shares. The maximum number of shares of common stock that may be the subject of restricted stock awards that are not granted in lieu of cash compensation that would otherwise be payable to participants is 3,500,000.

    Shares of common stock that are issued under the 1999 Plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares of common stock remaining available for issuance under the Plan. To the extent that any shares of common stock that are subject to an award under the 1999 Plan or the Prior Plans (a) are not issued to a participant due to the fact that such award lapses, expires, is forfeited or for any reason is terminated unexercised or unvested or is settled or paid in cash or (b) are used to satisfy any exercise price or withholding obligations, such shares will automatically again become available for issuance under the 1999 Plan. In addition, to the extent that a participant tenders shares of common stock already owned by the participant to the Company in satisfaction of any exercise price or withholding tax obligations, such shares will automatically again become available for issuance under the Plan. Any shares of common stock that constitute the forfeited portion of a restricted stock award under the 1999 Plan or the Prior Plans, however, will not become available for further issuance under the Plan. If there is any material change in the corporate structure or shares of common stock, including as a result of a merger or consolidation, the Compensation and Human Resources Committee (or the board of the surviving corporation) will make appropriate adjustments in the aggregate number and kind of securities subject to awards under the Plan and in the number of shares and purchase price per share, if any, under any awards outstanding under the Plan.

    PARTICIPANTS. All employees (including, without limitation, officers and directors who are also employees) of Ceridian or any subsidiary of Ceridian who, in the judgment of the Compensation and Human Resources Committee, have contributed, are contributing or are expected to contribute to the achievement of economic objectives of Ceridian or its subsidiaries are eligible to be granted awards under the 1999 Plan. On March 1, 1999, there were approximately 9,600 employees of Ceridian and its subsidiaries eligible to be granted awards under the 1999 Plan.

    STOCK OPTIONS. Options granted to acquire shares of common stock may either be incentive stock options or nonqualified stock options. The Compensation and Human Resources Committee may establish the terms of each option grant, subject to certain conditions. The exercise price per share may not be less than the fair market value of a share of the underlying common stock on the date the option is granted. As of March 1, 1999, the fair market value of Ceridian's common stock was $35.50, the closing price of the common stock on the NYSE. Payment of the exercise price must be in cash, unless the Compensation and Human Resources Committee permits payment by means of a "broker exercise notice," in shares of previously owned common stock, a promissory note or by a combination of such methods. An option will generally not be exercisable within six months of its date of grant, and will expire not more than ten years after the grant date.

    RESTRICTED STOCK AWARDS. A restricted stock award is an award of common stock that may not be transferred or otherwise disposed of until transferability restrictions lapse and may have to be returned to the Company upon the occurrence of certain conditions. Restrictions generally may not lapse within six months of the date of grant. The Compensation and Human Resources Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain in the continuous employ or service of the Company or a subsidiary for a certain period of time or that the participant or the Company (or any subsidiary or division of the Company) satisfy certain performance goals or criteria. While restrictions on transferability remain in effect, a participant has the right to vote the stock and, unless the Compensation and Human Resources Committee provides otherwise, to receive any dividends or distributions with respect thereto. Unless the Compensation and Human Resources Committee determines otherwise, however, any dividends or distributions (including regular quarterly cash dividends) paid with respect to shares of common stock subject to the unvested portion of a restricted stock award will be subject to the same restrictions as the shares to which such dividends or distributions relate. In addition, the Compensation and Human Resources Committee may require that regular quarterly cash dividends be reinvested in shares of common stock.

    PERFORMANCE UNITS. A performance unit is a right to receive a payment from the Company, in the form of shares of common stock, cash or a combination of both (as determined by the Compensation and Human Resources Committee), upon the achievement of established performance goals. A performance unit will vest at such times and in such installments as may be determined by the Compensation and Human Resources Committee. The Compensation and Human Resources Committee may impose such restrictions or conditions to the vesting of performance units as it deems appropriate, including that the participant remains in the continuous employ or service of the Company or a subsidiary for a certain period of time or that the participant or the Company (or any subsidiary or division of the Company) satisfy certain performance goals or criteria. The Compensation and Human Resources Committee will have the sole discretion to determine the form in which payment of the economic value of performance units will be made to a participant (i.e. cash, common stock, stock units or any combination of the foregoing).

    EFFECT OF TERMINATION OF EMPLOYMENT. The Compensation and Human Resources Committee will have the authority, in its sole discretion, to determine the effect that termination of a participant's employment or other service with Ceridian and its subsidiaries, whether due to death, disability, retirement or any other reason, will have on outstanding awards then held by such participant. The Compensation and Human Resources Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), cause all options (or any part thereof) then held by such participant to become or continue to become exercisable and/or remain exercisable following such termination of employment or service and restricted stock awards and performance units then held by such participants to vest and/or continue to vest or become free of restrictions following such termination of employment or service, in each case in the manner determined by the Committee. In no event, however, will an option or restricted stock award become exercisable or vest prior to six months from its date of grant (other than in connection with a participant's death or disability or in connection with a change of control of Ceridian) or remain exercisable or continue to vest beyond its expiration date.

    TRANSFERABILITY OF AWARDS. The Compensation and Human Resources Committee may permit the transfer, for estate planning purposes, of an option granted under the Plan to a participant's family members, or to trusts or other entities established for the benefit of family members. Except for such estate planning transfers, no Plan award may be transferred for any reason or by any means, except by will or by law after a participant's death.

    CHANGE OF CONTROL PROVISIONS. If the employment of a Plan participant is terminated within two years of a change of control of the Company by the participant for "good reason" or by the Company for reasons other than substantial nonperformance of duties or criminal conduct, the Compensation and Human Resources Committee will have the authority, in its sole discretion, to determine the effect on outstanding awards then held by such participant. A change of control of the Company and "good reason" for termination of employment will be defined in the manner described under the heading "Change of Control
Provisions" on page   of this proxy statement, unless modified by the
Compensation and Human Resources Committee.

    AMENDMENT OF THE PLAN. The Board may amend the Plan in such respects as is deemed advisable, subject to the need for stockholder approval if required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), Section 422 of the Code or the rules of the NYSE.

    TERMINATION OF THE PLAN. Unless terminated earlier by the Board in its sole discretion, the 1999 Plan will terminate on February 2, 2009. No incentive award may be granted after such termination. Incentive awards outstanding upon termination of the Plan may continue to be exercised, or become free of restrictions, in accordance with their terms.

TAX INFORMATION REGARDING AWARDS

    The following is a summary of the general effect of U.S. federal income taxation upon a participant and Ceridian with respect to the grant and exercise of awards under the Plan and the subsequent sale of shares, and does not discuss the income tax laws of any state or foreign country in which a participant may reside.

    STOCK OPTIONS. An optionee will not incur any federal income tax liability when an incentive stock option ("ISO") or a nonqualified stock option is granted or becomes exercisable. When a nonqualified option is exercised, the optionee will generally recognize ordinary income equal to the difference between the fair market value of the shares at the time of exercise and the aggregate exercise price. This income will be subject to tax withholding by Ceridian, which will be entitled to a tax deduction in an amount equal to the income recognized. Upon resale of such shares by the optionee, any difference between the sale price and the fair market value of the shares at the time the option was exercised will be treated as capital gain or loss.

    Generally, an optionee will not incur federal income tax liability as a result of an exercise of an ISO. However, if an ISO is exercised more than three months after an optionee's termination of employment (a "disqualifying exercise"), the optionee will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the aggregate exercise price. When the shares acquired upon exercise of an ISO are sold, the optionee will be taxed on the difference between the sale price and the exercise price. If such a sale does not occur within two years of the date the ISO was granted or within one year of the date it was exercised, then any gain will be treated as long-term capital gain. If such a sale occurs within either of the time periods specified in the preceding sentence (a "disqualifying disposition"), then the portion of the optionee's gain equal to the difference between the fair market value of the stock on the date of exercise (or, if less, the selling price) and the exercise price will be treated as ordinary compensation income, while the balance of any gain would be treated as capital gain. Ceridian is generally not entitled to a deduction as the result of the grant or exercise of an ISO. However, if the optionee recognizes ordinary income as the result of a disqualifying exercise or disqualifying disposition, Ceridian is entitled to a deduction in an equivalent amount.

    RESTRICTED STOCK AWARDS. With respect to shares of common stock issued pursuant to a restricted stock award, a participant may file an election under
Section 83(b) of the Code within thirty days after receipt to include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture). If a Section 83(b) election is made, the participant will not recognize any additional income when the restrictions on the shares issued in connection with the restricted stock award lapse. Ceridian will receive a corresponding tax deduction for any amounts includable in the taxable income of the participant as ordinary income. A participant who does not make a Section 83(b) election within thirty days of the receipt of the restricted stock award will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares freed of the restrictions. Ceridian will receive a corresponding tax deduction for any amounts includable in the taxable income of a participant as ordinary income. Regardless of whether the participant made a Section 83(b) election, any gain or loss on the sale of the shares will be capital gain or loss. The amount of such gain or loss will be equal to the sales price for such shares less the participant's basis in such shares. Whether the gain is short-term or long-term depends on the length of time the participant has held the stock prior to its sale.

    PERFORMANCE UNITS. A participant who receives a performance unit will not recognize any taxable income at the time of the grant. Upon settlement of the performance unit, the participant will realize ordinary income in an amount equal to the cash and fair market value of any shares of common stock received by the participant. Provided that proper withholding is made, Ceridian will be entitled to a compensation expense deduction for any amounts includable by the participant as ordinary income. Any gain or loss on the sale of the shares of common stock received by the participant will be capital gain or loss. The amount of such gain or loss will be equal to the sales price for such shares less the participant's basis in such shares. Whether the gain is short-term or long-term depends on the length of time the participant has held the stock prior to its sale.

    ALTERNATIVE MINIMUM TAX. The alternative minimum tax is computed by adding special preference items and making special modifications to a taxpayer's adjusted gross income. One modification is to treat incentive options as if they were non-statutory options. In calculating alternative minimum taxable income, participants should include in their income, on the date of exercise, the difference between the fair market value of the shares and the amount paid for the shares. The alternative minimum tax is payable to the extent that it exceeds a participant's regular tax for the year. The amount of a participant's alternative minimum tax liability attributable to the incentive stock option may, however, be available as a credit against a portion of the participant's regular tax liability in future years.

    SECTION 162(M). Under Section 162(m) of the Code, the deductibility of certain compensation paid to the chief executive officer and the four most highly compensated officers (other than the chief executive officer) of a publicly held corporation is limited to $1 million. Compensation for this purpose generally includes any items of compensation expenses described above in connection with incentive awards under the 1999 Plan. However, certain types of compensation are excepted from this limit, including compensation that qualifies as "performance-based compensation." The Compensation and Human Resources Committee, in its sole discretion, may designate whether any awards under the 1999 Plan are intended to be "performance-based compensation" within the meaning of Section 162(m). Any awards so designated will be conditioned on the achievement of one or more performance goals, and such performance goals will be established by the Compensation and Human Resources Committee within the time period prescribed by, and will otherwise comply with the requirements of,
Section 162(m). The maximum dollar value payable to any participant with respect to awards that are designated as "performance-based compensation" and that are valued with reference to property other than shares of common stock may not exceed $2,000,000 during any fiscal year of the Company.

NEW PLAN BENEFITS

    No incentive awards have been granted under the 1999 Plan. Neither the number nor the types of any future incentive awards to be received by or allocated to particular participants or groups of participants under the 1999 Plan is presently determinable.

BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE CERIDIAN CORPORATION 1999 STOCK INCENTIVE PLAN. The vote required to approve the 1999 Stock Incentive Plan is a majority of the outstanding shares of common stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

               COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    Ceridian's Compensation and Human Resources Committee (the "Committee") is comprised solely of outside directors and is responsible for establishing and administering the compensation program for Ceridian's executive officers. The compensation program is designed to be competitive with other well-managed companies with which Ceridian competes for executives, to reward superior performance with superior levels of compensation, and to more closely align the interests of senior management with the interests of Ceridian's stockholders.

    The three components of Ceridian's executive compensation program are base salary, annual incentive bonus and long-term incentive compensation. The target mix of total compensation is 20% to 40% base salary, with greater weight given to performance-based compensation (annual incentive bonus and long-term incentive compensation) at higher levels of responsibility within Ceridian. Performance goals for incentive compensation plans are determined by the Committee in conjunction with the Board's approval of Ceridian's strategic and operating plans.

    Information regarding competitive compensation levels and practices for positions comparable to Ceridian's executive officer positions is obtained by the Committee from nationwide compensation survey information collected and evaluated by independent consulting firms, and advice from an independent, nationally recognized compensation consulting firm. As a result, comparative compensation information is drawn from a broader range of companies than those
included in the peer group index utilized in the performance graph on page   ,
and not all of the companies included in the peer group index are included in the surveys utilized. Based on this information, the Committee generally targets base salary and total cash compensation (salary plus annual bonus) for each executive officer position to fall in a range between the 50th and 75th percentiles of the relevant compensation marketplace, although base salary and total cash compensation may fall outside this range if the Committee believes individual circumstances warrant.

    SALARY. The annual determination of an individual officer's salary with respect to the prescribed target range is based on a subjective assessment by the Committee of the responsibilities of the position, competitive practice and the performance, experience and current salary of the executive filling the position. The 1998 base salaries for executive officers were generally within the targeted range.

    ANNUAL INCENTIVE BONUS. The annual determination of an individual officer's target bonus, expressed as a percentage of base salary, is based on a subjective assessment by the Committee of the same factors considered with respect to determining salaries, and the Committee's philosophy regarding performance-based compensation. The 1998 target bonus percentages for executive officers were calculated to deliver total cash compensation generally within the targeted range.

    For 1998, target bonus percentages for executive officers ranged from 35% to 65% of base salary, with the maximum possible bonus one and one-half times the target amount and the threshold bonus one-half of the target amount. For a staff officer, 80% of the total potential annual bonus was dependent upon Ceridian achieving specified levels of earnings per share ("EPS") and 20% of the total potential bonus was dependent upon the operating units achieving balanced levels of pre-tax earnings for 1998. For an executive officer assigned to an operating unit, 20% of the total potential bonus consisted of the same Ceridian EPS requirement, 50% consisted of a requirement that the operating unit achieve specified levels of pre-tax earnings, 20% consisted of a requirement that the operating unit achieve specified levels of revenue growth, and 10% was based on the Committee's subjective assessment of the executive officer's individual performance in areas such as fostering work force diversity, Y2K compliance and productivity improvements. Payment of the financial components of the annual bonus could be made at, above or below the target percentages depending on whether the financial performance of Ceridian (and, if applicable, the business unit to which the executive was assigned) met, exceeded or fell short of the applicable budgeted amounts, but no bonus would be payable if the applicable threshold amounts were not achieved. The Committee retains discretion to exclude the financial impact of unusual or extraordinary events from the calculation of the financial components of annual bonuses, and to adjust a bonus payment if warranted in individual circumstances.

    For 1998, payment under the annual incentive program ranged from above target to superior for executive officers resulting in bonus payments for executive officers, other than Mr. Perlman, ranging between 50% and 88% of base salary. For 1998 only, the employment agreement for Shirley Hughes hired in 1998 guaranteed a pro-rated payment of a bonus at target bonus percentage. The Committee also retains the discretion to adjust an officer's annual incentive bonus if, in its judgment, such an action is warranted in individual circumstances.

    LONG-TERM INCENTIVE COMPENSATION. Long-term incentives for executive officers consist primarily of annual awards of stock options. The Committee generally targets these awards for each executive officer position to fall between the 50th and 75th percentiles of the relevant compensation marketplace. The annual determination of an individual officer's option award within the range prescribed for his or her position is based on a subjective assessment by the Committee of the responsibilities of the position and the performance and experience of, and past option awards made to, the individual. For 1998, annual option awards were generally within the targeted range and included for all executive officers, except Mr. Perlman and Mr. Eickhoff, a time-based option award and a performance-based option award equal to 50% of the total shares subject to the two options. The vesting of the performance-based option would accelerate if a stock price target was achieved within a specified period or if Ceridian's total return to stockholders for a specified period was at least at the 60(th) percentile of all companies in the S&P 500. The stock price performance target was based upon a 15% annualized growth in stock price from the grant date over an approximately two-year time frame. Mr. Perlman did not receive any options in 1998. Mr. Eickhoff received a time-based option award of 200,000 shares and a performance-based option award of 80,000 shares during 1998, representing an accelerated grant of the annual stock option awards he would otherwise have expected to receive during the years 1998-2000. In 1998, the combination time-based and performance-based stock option awards were also extended to approximately 25% of the professional exempt level employees to recognize them as key contributors to the Company's success.

    Annual stock option grants were supplemented in 1994 with awards of performance-based restricted stock. No shares of performance-based restricted stock could vest unless Ceridian's total return to stockholders over performance periods of two, three and four years beginning April 30, 1994 was at least in the 60th percentile of all companies in the S&P 500, and all shares could vest only if Ceridian's total return to stockholders was at least in the 90th percentile. Shares which did not vest by the end of the final performance period were forfeited. After the two-year measurement period ended April 30, 1996, Ceridian achieved a total return to stockholders of 95.9% which ranked in the 88th percentile of the S&P 500 companies; and accordingly, the restrictions on 93.3% of the award shares for that period lapsed. After the three-year measurement period ended April 30, 1997, Ceridian did not achieve a total return to stockholders that was at least in the 60th percentile of all companies in the S&P 500; and accordingly, the restrictions the award shares for that period did not lapse. After the four-year measurement period ended April 30, 1998, Ceridian achieved a total return to stockholders of 139% which ranked in the 61(st) percentile of the S&P 500 companies; and accordingly, the restrictions on the award shares for that period lapsed. The determination of an officer's restricted stock award was primarily a function of the total compensation range targeted for his or her position and the expected value of the other elements of his or her compensation package, with 60th percentile total return performance generally expected to result in total compensation at or near the upper end of the targeted compensation range for the position.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Perlman's base salary during 1998 was $750,000, a 7.1% increase from the previous year and was within the targeted range. Mr. Perlman's 1998 annual bonus was determined in the manner described above, and amounted to 97% of base salary. As specified in an amended employment agreement dated November 8, 1996, Mr. Perlman also received three stock option awards of 150,000 shares each during 1997, representing an accelerated grant of the annual stock option awards he would otherwise have expected to receive during the years

1997-1999. Mr. Perlman's salary, annual bonus target percentage and long-term incentive compensation are determined by the Committee to be in accordance with the practices described above. These determinations are based primarily on the Committee's subjective evaluation of Mr. Perlman's performance, Ceridian's performance, and its stock price performance. No specific weighting is assigned to the factors considered by the Committee.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction for annual compensation paid to the chief executive officer and the four most highly compensated officers (other than the chief executive officer) of a publicly held corporation unless certain requirements are met. One of these requirements is that compensation over $1 million be based on Ceridian's attainment of performance goals established in the manner prescribed by Section 162(m). While Ceridian has satisfied these requirements with respect to compensation in the form of stock options, other forms of compensation received by Messrs. Perlman, Turner, Eickhoff, Keil and Morris are subject to this $1 million limit. The non-deductible amount of compensation paid in 1998 was not material. The Committee supports the philosophy that a significant portion of the total compensation provided to an executive should be performance-based, and has taken steps to qualify all long-term incentive compensation in the future as deductible under Section 162(m). At the same time, the Committee believes that it is important for it to retain the flexibility to tailor the salary and bonus components of the compensation program in the manner it believes most beneficial to Ceridian and its stockholders.

February 2, 1999

                                          Compensation and Human Resources
                                          Committee

                                          Paul S. Walsh, Chairman
                                          Nicholas D. Chabraja
                                          Ronald T. LeMay
                                          Charles Marshall
                                          Ronald A. Matricaria
                                          Carole J. Uhrich

                         STOCK PRICE PERFORMANCE GRAPH

    The graph below compares the cumulative total return during the period 1994-1998 for Ceridian's common stock, the S&P 500 Index, and a peer group index of data services companies. The peer group index of data services companies, weighted for market capitalization, consists of Automatic Data Processing, Inc.; Bisys Group, Inc.; Computer Sciences Corporation; Dun & Bradstreet Corporation; Electronic Data Systems Corporation; Equifax, Inc.; First Data Corporation; Fiserv, Inc.; Information Resources, Inc.; National Data Corporation; and Paychex, Inc.

    The graph assumes the investment of $100 in each of Ceridian's common stock, the S&P 500 Index and the peer group index on December 31, 1993, and the reinvestment of all dividends as and when distributed.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         (CERIDIAN CORPORATION, THE S&P 500 INDEX AND PEER GROUP INDEX)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              CERIDIAN       S&P 500     DATA SERVICES
                            CORPORATION       INDEX       PEER GROUP
Measurement Pt-12/31/93            $100.00    $100.00            $100.00
FYE 12/31/94                       $141.45    $101.32            $113.51
FYE 12/31/95                       $217.11    $139.40            $153.90
FYE 12/31/96                       $213.16    $171.40            $160.90
FYE 12/31/97                       $241.12    $228.59            $178.60
FYE 12/31/98                       $367.44    $293.91            $222.92

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation for the past three years of Ceridian's six most highly compensated executive officers as of December 31, 1998. These six individuals are referred to as the "Named Executives."

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM COMPENSATION
                                                                                 -------------------------------
                                                                                      AWARDS
                                                         ANNUAL COMPENSATION     ----------------     PAYOUTS
                                                      -------------------------     SECURITIES     -------------    ALL OTHER
           NAME AND PRINCIPAL                            SALARY        BONUS        UNDERLYING         LTIP       COMPENSATION
                POSITION                     YEAR        ($)(1)         ($)      OPTIONS/SARS(#)   PAYOUTS($)(2)     ($)(3)
-----------------------------------------  ---------  ------------  -----------  ----------------  -------------  -------------
Lawrence Perlman                                1998   $  795,000   $   727,350              0     $     377,555    $   3,600
 Chairman and Chief Executive                   1997      744,984       455,000        450,000          --              3,375
 Officer                                        1996      744,984       682,500        450,000         1,113,673        3,375

Ronald L. Turner                                1998      418,739       328,240        150,000           251,703        3,600
 President and Chief Operating                  1997      389,500       274,297        260,000          --              3,375
 Officer                                        1996      340,000       252,630         60,000           742,465        3,375

John R. Eickhoff                                1998      334,984       254,386        280,000           251,703        3,600
 Executive Vice President and                   1997      334,984       170,500        180,000          --              3,375
 Chief Financial Officer                        1996      289,984       218,625         66,000           742,465        3,375

Carl O. Keil                                    1998      316,330       264,600        130,000          --              7,200
 Vice President and President of                1997      201,907       101,980        220,000          --              6,525
 Ceridian Employer Services (4)

Stephen B. Morris                               1998      314,992       235,770         60,000           251,703        3,600
 Executive Vice President and                   1997      314,992       214,141        166,000          --              3,375
 President and CEO of Arbitron                  1996      299,992       219,450         60,000           742,465        3,375

Tony G. Holcombe                                1998      290,008       196,895         60,000          --             --
 Vice President and President of Comdata        1997      185,716       109,064        230,000          --             --
 (5)

------------------------

(1) The amounts reported for each individual as salary include an annual expense allowance paid to such individuals.

(2) The amounts reported in this column represent the market value of shares of common stock which were granted in 1994 under a performance restricted stock program and which vested on April 30, 1996 and April 30, 1998, such value determined by utilizing the closing price of the common stock on the NYSE on the vesting date.

(3) The amounts disclosed for each individual represent Ceridian's contributions to the accounts of the named individuals in Ceridian's 401(k) defined contribution plan.

(4) Mr. Keil joined Ceridian on April 14, 1997 and was elected as an executive officer on October 23, 1997.

(5) Mr. Holcombe joined Ceridian on May 13, 1997.

STOCK OPTION GRANTS

    The following table summarizes information regarding stock options granted during 1998 to the Named Executives.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS(1)
                                  -------------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                    NUMBER OF                                                    AT ASSUMED ANNUAL RATES OF
                                   SECURITIES     % OF TOTAL OPTIONS/                             STOCK PRICE APPRECIATION
                                   UNDERLYING       SARS GRANTED TO     EXERCISE OR                 FOR OPTION TERM (3)
                                  OPTIONS/SARS    EMPLOYEES IN FISCAL   BASE PRICE   EXPIRATION  --------------------------
NAME                               GRANTED(#)            YEAR            ($/SH)(2)      DATE        5%($)        10%($)
--------------------------------  -------------  ---------------------  -----------  ----------  -----------  -------------
Lawrence Perlman                       --                 --                --           --          --            --
Ronald L. Turner                      40,000                0.78%        $   26.63     04/03/08  $   670,950  $   1,693,350
                                      55,000                1.08%            27.41     10/21/08      949,583      2,396,567
                                      55,000(4)             1.08%            27.41     10/21/08      949,583      2,396,567

John R. Eickhoff                     200,000(5)             3.91%            30.75     07/22/08    3,874,500      9,778,500
                                      80,000(6)             1.57%            30.75     07/22/08    1,549,800      3,911,400

Carl O. Keil                          30,000(7)             0.59%            26.38     04/13/08      498,488      1,258,088
                                      40,000                0.78%            26.38     04/13/08      664,650      1,677,450
                                      30,000                0.59%            27.41     10/21/08      517,955      1,307,219
                                      30,000(4)             0.59%            27.41     10/21/08      517,955      1,307,219

Stephen B. Morris                     30,000                0.59%            27.41     10/21/08      517,955      1,307,219
                                      30,000(4)             0.59%            27.41     10/21/08      517,955      1,307,219

Tony G. Holcombe                      30,000                0.59%            27.41     10/21/08      517,955      1,307,219
                                      30,000(4)             0.59%            27.41     10/21/08      517,955      1,307,219

------------------------

(1) All options were granted under Ceridian's 1993 Long-Term Incentive Plan, which prohibits the repricing of any stock option and, under most circumstances, accelerating the exercisability of any stock option. Exercisability will, however, generally be accelerated if an optionee's employment is terminated due to death or disability or is terminated within two years of a change of control of Ceridian. Except as provided in notes
    (4) through (7) below, all options become exercisable in cumulative one-third installments beginning one year after the respective grant dates, and all options expire ten years after the respective grant dates.

(2) The per share exercise price of each option granted in 1998 is equal to the market value (closing price on the NYSE) of a share of Ceridian common stock on the date of grant.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the optionees' continued employment through the vesting period. The amounts represented in this table may not necessarily be achieved.

(4) Each of these options is performance-based and becomes exercisable in full on February 15, 2001 since the average closing price of a share of Ceridian common stock on the NYSE for 20 consecutive trading days during the period beginning October 21, 1998 and ending January 31, 2001 was greater than $35.00. If the optionee's employment is terminated due to death, disability or within two years of a change of control of Ceridian, the option will become immediately exercisable with respect to all the option shares.

(5) This option becomes exercisable in full on December 31, 2000.

(6) This option becomes exercisable in full on March 31, 2008, unless certain performance criteria are met in which case the option is subject to accelerated exercisability as follows: The option will become exercisable as to all the option shares on December 31, 2000 if the average closing price of a share of Ceridian common stock on the NYSE for any 20 consecutive trading days during the period beginning July 22, 1998 and ending December 31, 2000 is equal to or greater than $42.25. If the foregoing stock price target is not satisfied, the option will nevertheless become exercisable as to all the option shares on the date that the average closing price of a share of Ceridian common stock on the NYSE is equal to or greater than $42.25 for any 20 consecutive trading days during the period beginning January 1, 2001 and ending June 30, 2001. If neither stock price targets is satisfied, the option will nevertheless become exercisable as to all the option shares on June 30, 2001 if Ceridian's total return to stockholders for the period beginning July 22, 1998 and ending June 30, 2001 is at least at the 60(th) percentile of all companies in the S&P 500. If the optionee's employment is terminated due to death, disability or within two years of a change of control of Ceridian, the option will become immediately exercisable with respect to all the option shares if the first stock price performance standard was satisfied prior to December 31, 2000 and such termination of employment.

(7) This option becomes exercisable in cumulative one-third installments on July 31, 1999, July 31, 2000 and October 1, 2001.

OPTION EXERCISES AND OPTION VALUES

    The following table summarizes information regarding the exercise of stock options during 1998 by the Named Executives, as well as the December 31, 1998 value of unexercised stock options held by the Named Executives.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS/SARS AT FISCAL YEAR   IN-THE- MONEY OPTIONS/SARS
                               SHARES                                  END(#)               AT FISCAL YEAR END($)(2)
                              ACQUIRED          VALUE        ---------------------------   --------------------------
          NAME             ON EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
-------------------------  --------------   --------------   -----------   -------------   -----------  -------------
Lawrence Perlman.........     410,844         $9,489,683       752,664        803,332      $15,752,879   $ 10,714,786
Ronald L. Turner.........      --                --            326,668        403,332        7,009,193      4,681,419
John R. Eickhoff.........     110,000          2,740,803       299,190        478,666        6,392,127      3,923,385
Carl O. Keil.............      --                --             43,336        306,664          723,067      3,772,321
Stephen B. Morris........      10,000            267,569       255,334        240,666        5,324,489      2,961,162
Tony G. Holcombe.........      26,668            282,543        20,000        243,332          298,125      3,200,231

------------------------

(1) Represents the difference between the market value (closing price on the NYSE) of Ceridian's common stock on the exercise date and the exercise price of the options, before payment of applicable income taxes.

(2) Represents the difference between the market value (closing price on the NYSE) of Ceridian's common stock on December 31, 1998 ($34.91) and the exercise price of in-the-money options, before payment of applicable income taxes.

PENSION PLAN

    Ceridian maintains a voluntary, tax qualified, defined benefit retirement plan for U.S. employees (the "Retirement Plan") which is funded by employee salary reduction contributions and employer contributions. The Retirement Plan was closed to new participants effective January 2, 1995. The amount of the annual benefit under the Retirement Plan is based upon an employee's average annual compensation during the employee's highest consecutive five-year earnings period with Ceridian while participating in the Retirement Plan. Because the Code limits the annual benefit that may be paid from tax-qualified plans such as the Retirement Plan, Ceridian has established a Benefit Equalization Plan to provide retirees with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the Retirement Plan had these limits not been in effect. Ceridian has established and funded a Benefits Protection Trust out of which benefits under the Benefit Equalization Plan for plan participants who terminate employment with Ceridian after December 1, 1994 are to be paid. Assets in this trust remain subject to the claims of Ceridian's general creditors.

    The following table shows estimated annual benefits payable under the Retirement Plan and the Benefit Equalization Plan to an employee who retires in 1999 at age 65:

                               PENSION PLAN TABLE

                                    YEARS OF SERVICE
               -----------------------------------------------------------
REMUNERATION      15         20          25           30           35
-------------  ---------  ---------  -----------  -----------  -----------
300,000.....   $  69,521  $  92,694  $   115,868  $   139,041  $   157,041
400,000.....      93,521    124,694      155,868      187,041      211,041
500,000.....     117,521    156,694      195,868      235,041      265,041
600,000.....     141,521    188,694      235,868      283,041      319,041
800,000.....     189,521    252,694      315,868      379,041      427,041
1,000,000...     237,521    316,694      395,868      475,041      535,041
1,200,000...     285,521    380,694      475,868      571,041      643,041
1,400,000...     333,521    444,694      555,868      667,041      751,041

    Annual compensation for purposes of the Retirement Plan and the Benefit Equalization Plan consists of salary and any annual bonus paid during the year, less the amount contributed by the employee to the Retirement Plan that year. Compensation for 1998 covered by these Plans for the Named Executives is as follows: Mr. Perlman, $1,158,916; Mr. Turner, $643,430; Mr. Eickhoff, $463,381;
and Mr. Morris, $491,260. Mr. Keil and Mr. Holcombe are not eligible to participate in the Retirement Plan or the Benefit Equalization Plan. For purposes of the Retirement Plan and the Benefit Equalization Plan, an annual bonus is considered part of annual compensation in the year in which it is paid, rather than the year in which it was earned (the latter formulation being the basis on which amounts are reported in the Summary Compensation Table).

    As of March 1, 1999, years of credited service for the Named Executives were as follows: Mr. Perlman, 18.76 years; Mr. Turner, 6.18 years; Mr. Eickhoff,
35.42 years; and Mr. Morris, 4.17.

    Benefit amounts in the Pension Plan Table are computed assuming payments are made on the normal life annuity basis and not under any of the various survivor options. Benefits listed in the table are not subject to deduction for Social Security or other offset amounts.

EXECUTIVE EMPLOYMENT AGREEMENTS

    Ceridian has employment agreements with each of the Named Executives. These agreements generally provide that the executives are required to devote full time to Ceridian in their specified positions, and contain provisions regarding protection of confidential information, rights in any intellectual property created by the executive, restrictions on competition, and change of control compensation (as described below under the caption "Change of Control Provisions").

    The agreement with Mr. Perlman, the term of which extends to April 30, 2000, provides for an annual base salary of $750,000, an annual bonus targeted at 65% of base salary and a $200,000 post-retirement benefits allowance. The agreement specifies the long-term incentive awards to be provided during the term of the agreement, which consist of a 150,000 share annual stock option grant and a 300,000 share performance stock option grant made in November 1996, and three 150,000 share stock option grants made during 1997 that represent an accelerated grant of the annual stock option awards he would otherwise have expected to receive during the years 1997-1999. The performance stock option grant will become exercisable in full on April 30, 2000 if on that date Mr. Perlman's successor as chief executive officer of Ceridian has been designated by the Board, and the average closing price of a share of Ceridian common stock on the NYSE for any 20 consecutive trading days during the 180-day period ending April 28, 2000 is greater than or equal to $35.00. If Ceridian terminates the agreement without cause, Mr. Perlman would be entitled to receive (1) a lump sum payment equal to two years' base salary (three years if a release of claims is signed), (2) a proportionate share of the bonus he would otherwise have received if he had remained employed with Ceridian for the full year in which termination occurred, (3) a supplemental retirement benefit calculated by including an additional three years' base salary in the determination of annual pay for the year in which the termination occurs or the prior year, whichever provides for the highest average pay and by including a number of additional years of service credit equal to the number of years of base salary received in the previously described lump sum payment, and (4) accelerated exercisability of stock options granted prior to the date of the employment agreement. If Mr. Perlman retires early to permit his designated successor to assume the position of chief executive officer, he is to receive his base salary and target bonus through the end of the year in which he retires, the post-retirement benefits allowance, accelerated exercisability of options granted in 1997 and possible proportionate accelerated exercisability of the performance stock option. The agreement also specifies amounts to be paid to Mr. Perlman or his beneficiaries if the agreement is terminated due to death or disability (generally a proportionate share of the bonus payable at "target performance" for the year in which termination occurred and, in the event of disability, five months base salary or, in the event of death, one year's base salary and bonus at target performance).

    The term of the agreements with Messrs. Turner, Eickhoff, Keil, Morris and Holcombe is the later of June 30, 1999 or two years after a change of control of Ceridian occurring before that date. If Ceridian terminates an agreement without cause, the executive is entitled to receive a lump sum payment equal to one year's base salary (two years if a release of claims is signed) and a proportionate share of the bonus the executive would otherwise have received if he had remained employed with Ceridian for the full year in which termination occurred. The agreement for Mr. Eickhoff also provides that in the event of such a termination, he would receive a supplemental retirement benefit calculated by including an additional year's base salary in the determination of final average pay. The agreements also contain provisions comparable to those in Mr. Perlman's agreement with regard to payments to be made if termination occurs due to death or disability.

CHANGE OF CONTROL PROVISIONS

    The exercisability of stock options or the vesting of other awards under Ceridian's stock-based compensation plans and the payment of benefits under the executive employment agreements described above accelerates upon a "change of control termination." For these purposes, a "change of control" is defined as
(1) a merger or consolidation involving Ceridian if less than 50 percent of Ceridian's voting stock after the business combination is held by persons who were stockholders before the business combination; (2) a sale of the assets of Ceridian substantially as an entirety; (3) ownership by a person or group acting in concert of at least 25 percent of Ceridian's voting securities; (4) approval by the stockholders of a plan for the liquidation of Ceridian; and (5) certain changes in the composition of Ceridian's Board. The term "change of control termination" refers to either of the following if it occurs within two years of a "change of control" of Ceridian: (i) termination of a participant's employment by Ceridian for any reason other than continuing failure to satisfactorily fulfill employment duties or conduct that constitutes fraud, theft, embezzlement or an intentional violation of law involving moral turpitude; or (ii) the executive terminates employment with Ceridian for "good reason." A change of control termination does not include termination of employment due to death or disability. The term "good reason" is generally defined as an adverse change in an executive's responsibilities, authority, compensation, benefits or working conditions, or a material breach of an employment agreement by Ceridian.

    The executive employment agreements described above also provide that following a change of control termination, an executive is entitled to receive a lump sum payment that is one dollar less than three times the executive's "base amount," which is the average annual compensation received by the executive from Ceridian during the five taxable years preceding the change of control, and to receive from Ceridian until age 65 the same health and welfare benefits the executive received immediately prior to the change of control. The agreements for Mr. Perlman and Mr. Eickhoff provide that the amount of this lump sum payment is to be included in the determination of final average pay for purposes of computing supplemental retirement benefits. This lump sum payment would be in lieu of any other severance payment specified in the executive employment agreements. In addition to the lump sum payments, the executive officers would receive an additional payment in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under the Internal Revenue Code had been imposed.

                          SHARE OWNERSHIP INFORMATION

SHARE OWNERSHIP OF DIRECTORS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Ceridian's common stock as of March 1, 1999 by each director, by each of the Named Executives, and by all executive officers and directors as a group.

                                                                                                     OF SHARES
                                                       SHARES OF COMMON                         BENEFICIALLY OWNED,
                                                            STOCK                                SHARES THAT MAY BE
                                                         BENEFICIALLY      PERCENT OF COMMON     ACQUIRED WITHIN 60
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                   OWNED (1)           STOCK OWNED             DAYS (2)
-----------------------------------------------------  ----------------  ---------------------  --------------------
Directors
  Bruce R. Bond......................................           4,946                 (3)                      0
  Nicholas D. Chabraja...............................           4,946                 (3)                      0
  Ruth M. Davis......................................          22,366                 (3)                 16,000
  Robert H. Ewald....................................          10,546                 (3)                  4,000
  Richard G. Lareau..................................          16,620                 (3)                  7,000
  Ronald T. LeMay....................................          15,282                 (3)                  7,000
  George R. Lewis....................................          21,392                 (3)                 12,000
  Charles Marshall...................................          29,814                 (3)                 16,000
  Ronald A. Matricaria...............................           9,146                 (3)                  4,000
  Lawrence Perlman...................................         750,986               0.49%                745,996
  Ronald L. Turner...................................         389,646               0.25%                356,668
  Carole J. Uhrich...................................          21,392                 (3)                 12,000
  Richard W. Vieser..................................          40,330                 (3)                 16,000
  Paul S. Walsh......................................          24,836                 (3)                 16,000

Other Named Executives
  John R. Eickhoff...................................         295,760               0.19%                258,938
  Carl O. Keil.......................................          79,382                 (3)                 73,336
  Stephen B. Morris..................................         291,998               0.19%                272,000
  Tony G. Holcombe...................................          20,000                 (3)                 20,000
All executive officers and directors as a group......       2,158,074               1.39%              1,929,980

------------------------

(1) Unless otherwise noted, all of the shares shown are held by individuals possessing sole voting and investment power with respect to such shares.

(2) All shares shown in this column may be acquired within 60 days through the exercise of stock options granted by Ceridian. These shares are treated as outstanding only when determining the amount and percent owned by the applicable individual or group.

(3) Number of shares represents less than 0.1% of outstanding common stock.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information regarding the beneficial ownership of Ceridian's common stock by each stockholder who is known by Ceridian to own beneficially more than 5% of its outstanding common stock.

                                            AMOUNT AND NATURE OF   PERCENT OF
   NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP   CLASS (1)
------------------------------------------  --------------------  ------------
FMR Corp.                                        21,385,212(2)          14.0%
Edward C. Johnson 3d
Abigail P. Johnson 82 Devonshire Street
 Boston, MA 02109

AXA                                              19,619,944(3)          12.8%
 9 Place Vendome
 75001 Paris, France

------------------------

(1) Percentage calculated based on the number of shares of Ceridian's common stock issued and outstanding as of March 1, 1999.

(2) Beneficial ownership as of December 31, 1998 as reported in a Schedule 13G dated February 1, 1999. These securities are beneficially owned by the named parties as a result of their direct and indirect ownership of Fidelity Management & Research Company and Fidelity Management Trust Company, which act as investment adviser to certain investment companies and as investment manager of certain institutional accounts, respectively. Represents sole power to dispose or direct the disposition of 21,385,212 shares and sole power to vote or direct the vote of 436,498 shares.

(3) Beneficial ownership as of December 31, 1998 as reported in a Schedule 13G dated February 10, 1999. These securities are held by subsidiaries of AXA, principally The Equitable Companies Incorporated and its subsidiary Alliance Capital Management L.P., which holds them on behalf of client discretionary investment advisory accounts. Represents sole power to vote or direct the vote of 3,379,880 shares, sole power to dispose or direct the disposition of 19,615,716 shares, shared power to vote or direct the vote of 15,995,228 shares, and shared power to dispose or direct the disposition of 4,228 shares.

                              INDEPENDENT AUDITORS

    The Board has selected KPMG Peat Marwick LLP, Ceridian's present auditors, to audit Ceridian's accounts for the year ending December 31, 1999.

    The Board has requested that representatives of KPMG Peat Marwick LLP attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

                                 OTHER MATTERS

STOCKHOLDER PROPOSALS

    Any stockholder proposal to be included in the proxy materials for the 2000 Annual Meeting of Stockholders must be received by Ceridian on or before February 18, 1999.

    Ceridian's Bylaws require advance written notice to Ceridian of stockholder-proposed business or of a stockholder's intention to make a nomination for director at an annual meeting of stockholders. They also limit the business which may be conducted at any special meeting of stockholders to business brought by the Board. Specifically, the Bylaws provide that business may be brought before an annual meeting by a stockholder only if the stockholder provides written notice to the Secretary of Ceridian not less than 90 or more than 120 days prior to the meeting, unless notice of the date of the meeting is given to stockholders or is publicly announced less than 100 days prior to the meeting. In that case, a stockholder's notice of proposed business must be provided no later than 10 days following the date notice of the annual meeting was mailed or the public announcement of the date was made, whichever is earlier. A stockholder's notice must set forth (i) a description of the proposed business and the reasons for it, (ii) the name and address of the stockholder making the proposal, (iii) the class and number of shares of Ceridian stock owned by the stockholder and (iv) a description of any material interest of the stockholder in the proposed business.

    The Bylaws also provide that a stockholder may nominate a director at an annual meeting only after providing advance written notice to the Secretary of Ceridian within the time limits described above. The stockholder's notice must set forth all information about each nominee that would be required under Securities and Exchange Commission ("SEC") rules in a proxy statement soliciting proxies for the election of such nominee, as well as the nominee's business and residence address. The notice must also set forth the name and record address of the stockholder making the nomination and the class and number of shares of Ceridian stock owned by that stockholder.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Ceridian's directors, executive officers and persons who beneficially own more than 10% of Ceridian's common stock to file with the SEC reports of ownership regarding the common stock and other Ceridian equity securities. These persons are required by SEC regulations to furnish Ceridian with copies of all Section 16(a) reports they file. To Ceridian's knowledge, based on a review of the copies of such reports received during the period from January 1, 1998 to February 14, 1999, all of Ceridian's officers, directors and 10% beneficial owners complied with the applicable Section 16(a) filing requirements.

SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by Ceridian, which has retained Georgeson & Company, New York, New York, to aid in solicitation of proxies. The fees and expenses of Georgeson & Company are estimated at $15,000.

    Officers and employees of Ceridian may solicit proxies by further mailings, by telephone and telegraph, and by personal conversations. No special compensation will be paid to such persons for these tasks. Ceridian may reimburse brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the stock entitled to be voted at the Annual Meeting.

    COPIES OF CERIDIAN'S ANNUAL REPORT ON FORM 10-K (AN ANNUAL FILING WITH THE
SEC) FOR THE YEAR ENDED DECEMBER 31, 1998 MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO CERIDIAN CORPORATION, STOCKHOLDER SERVICES DEPARTMENT, 8100 34TH AVENUE SOUTH, MINNEAPOLIS, MINNESOTA 55425.

                                          By Order of the Board of Directors

                                          Gary M. Nelson
                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          SECRETARY

Minneapolis, Minnesota
March 29, 1999

                             CERIDIAN CORPORATION
                          1999 STOCK INCENTIVE PLAN

1.     PURPOSE OF PLAN.

       The purpose of the Ceridian Corporation 1999 Stock Incentive Plan (the "Plan") is to advance the interests of Ceridian Corporation (the "Company") and its stockholders by enabling the Company and its Subsidiaries to attract and retain persons of ability to perform services for the Company and its Subsidiaries by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives.

2.     DEFINITIONS.

       The following terms will have the meanings set forth below, unless the context clearly otherwise requires:

       2.1    "BOARD" means the Board of Directors of the Company.

       2.2 "BROKER EXERCISE NOTICE" means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer.

       2.3 "CAUSE" will be as defined in any employment or other agreement or policy applicable to the Participant or, if no such agreement or policy exists, will mean (a) dishonesty, fraud, misrepresentation, embezzlement or material and deliberate injury or attempted injury, in each case related to the Company or any Subsidiary, (b) any unlawful or criminal activity of a serious nature, (c) any willful breach of duty, habitual neglect of duty or unreasonable job performance, or (d) any material breach of any employment, service, confidentiality or noncompete agreement entered into with the Company or any Subsidiary.

       2.4 "CHANGE OF CONTROL" means an event described in Section 12.1 of the Plan.

       2.5    "CODE" means the Internal Revenue Code of 1986, as amended.

       2.6 "COMMITTEE" means the group of individuals administering the Plan, as provided in Section 3 of the Plan.

       2.7 "COMMON STOCK" means the common stock of the Company, par value $0.50 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with
Section 4.4 of the Plan.

       2.8 "DISABILITY" means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.

       2.9 "ELIGIBLE RECIPIENTS" means all employees (including, without limitation, officers and directors who are also employees) of the Company or any Subsidiary.

       2.10 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

       2.11 "FAIR MARKET VALUE" means, with respect to the Common Stock as of any date, the closing market price per share of the Common Stock as reported on the New York Stock Exchange Composite Tape on that date (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote).

       2.12 "INCENTIVE AWARD" means an Option, Restricted Stock Award or Performance Unit granted to an Eligible Recipient pursuant to the Plan.

       2.13 "INCENTIVE STOCK OPTION" means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that qualifies as an "incentive stock option" within the meaning of Section 422 of the Code.

       2.14 "NON-STATUTORY STOCK OPTION" means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that does not qualify as an Incentive Stock Option.

       2.15 "OPTION" means an Incentive Stock Option or a Non-Statutory Stock Option.

       2.16 "PARTICIPANT" means an Eligible Recipient who receives one or more Incentive Awards under the Plan.

       2.17 "PERFORMANCE GOAL" means one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary or business unit basis: cash flow, earnings (including gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, individually, margins (including gross, operating and net income margins), returns (including return on assets, equity, investment, capital and revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. The Committee may appropriately adjust any evaluation of performance under such goals to exclude any of the following events: asset write-downs, litigation or claim judgments or settlements, the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs, uninsured catastrophic losses, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management's discussion and analysis of financial performance appearing in the Company's annual report to stockholders for the applicable year.

       2.18 "PERFORMANCE UNIT" means a right granted to an Eligible Recipient pursuant to Section 8 of the Plan to receive a payment from the Company, in the form of Common Stock, cash, Stock Units or a combination of the foregoing, upon the achievement of established performance criteria.

       2.19 "PREVIOUSLY ACQUIRED SHARES" means shares of Common Stock that are already owned by the Participant or, with respect to any Incentive Award, that are to be issued upon the grant, exercise or vesting of such Incentive Award.

       2.20 "PRIOR PLAN" means the Company's 1993 Long-Term Incentive Plan, as amended.

       2.21 "RESTRICTED STOCK AWARD" means an award of Common Stock or Stock Units granted to an Eligible Recipient pursuant to Section 7 of the Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of such Section 7.

       2.22 "RETIREMENT" means the termination (other than for Cause or by reason of death or Disability) of a Participant's employment or other service on or after the date on which the Participant has attained the age of 55 and has completed 10 years of continuous service to the Company or any Subsidiary (such period of service to be determined in accordance with the retirement/pension plan or practice of the Company or Subsidiary then covering the Participant, provided that if the Participant is not covered by any such plan or practice, the Participant will be deemed to be covered by the Company's plan or practice for purposes of this determination).

       2.23   "SECTION 162(m)" means Section 162(m) of the Code.

       2.24   "SECURITIES ACT" means the Securities Act of 1933, as amended.

       2.25 "STOCK UNIT" means a bookkeeping entry representing the equivalent of one share of Common Stock that is payable in the form of Common Stock, cash or any combination of the foregoing.

       2.26 "SUBSIDIARY" means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee.

       2.27 "TAX DATE" means the date any withholding tax obligation arises under the Code for a Participant with respect to an Incentive Award.

3.     PLAN ADMINISTRATION.

       3.1 THE COMMITTEE. So long as the Company has a class of its equity securities registered under Section 12 of the Exchange Act, the Plan will be administered by a committee (the "Committee") consisting solely of not less than two members of the Board who are "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act. To the extent consistent with corporate law, the Committee may delegate to any directors or officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Eligible Recipients who are subject to Section 16 of the Exchange Act. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Incentive Award granted under the Plan.

       3.2    AUTHORITY OF THE COMMITTEE.

              (a) In accordance with and subject to the provisions of the Plan, the Committee will have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including, without limitation, the following: (i) the Eligible Recipients to be selected as Participants; (ii) the nature and extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which Incentive Awards will vest or become exercisable and whether Incentive Awards will be granted in tandem with other Incentive Awards) and the form of written agreement, if any, evidencing such Incentive Award; (iii) the time or times when Incentive Awards will be granted; (iv) the duration of each Incentive Award; and (v) the restrictions and other conditions to which the payment or vesting of Incentive Awards may be subject. In addition, the Committee will have the authority under the Plan in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Common Stock, Stock Units or any combination of the foregoing.

              (b) The Committee will have the authority under the Plan to amend or modify the terms of any outstanding Incentive Award in any manner, including, without limitation, the authority to modify the number of shares or other terms and conditions of an Incentive Award, extend the term of an Incentive Award or accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award; provided, however that the amended or modified terms are permitted by the Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification. No amendment or modification to an Incentive Award, however, whether pursuant to this Section 3.2 or any other provisions of the Plan, will be deemed to be a regrant of such Incentive Award for purposes of this Plan.

              (c) In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other change in corporate structure or shares, (ii) any purchase, acquisition, sale or disposition of a significant amount of assets or a significant business, (iii) any change in accounting principles or practices, or (iv) any other similar change, in each case with respect to the Company (or any Subsidiary or division thereof) or any other entity whose performance is relevant to the grant or vesting of an Incentive Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) may, without the consent of any affected Participant, amend or modify the grant or vesting criteria of any outstanding Incentive Award that is based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Committee or the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the amended or modified terms are permitted by the Plan as then in effect.

              (d) The Committee may permit or require the deferral of any payment, issuance or other settlement of an Incentive Award subject to such rules and procedures as the Committee may establish, including the conversion of such payment, issuance or other settlement into Stock Units and the payment or crediting of interest, dividends or dividend equivalents.

4.     SHARES AVAILABLE FOR ISSUANCE.

       4.1 MAXIMUM NUMBER OF SHARES AVAILABLE. Subject to adjustment as provided in Section 4.4 of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be 10,000,000 shares, plus (a) any shares that, as of the date the Plan is approved by the stockholders of the Company, are available for issuance under the Prior Plan,
(b) any shares that subsequently become available for issuance under the Prior Plan as a result of the forfeiture, termination or expiration of awards under the Prior Plan and that would otherwise have been available for further issuance under the Prior Plan, and (c) [ADD LANGUAGE REGARDING ACQUISITIONS]. The Committee may use shares available for issuance under the Plan as the form of payment for compensation, awards or rights earned or due under deferred or any other compensation plans or arrangements of the Company or any Subsidiary. The shares available for issuance under the Plan may, at the election of the Committee, be either treasury shares or shares authorized but unissued, and, if treasury shares are used, all references in the Plan to the issuance of shares will, for corporate law purposes, be deemed to mean the transfer of shares from treasury.

       4.2 CALCULATION OF SHARES AVAILABLE. Shares of Common Stock that are issued under the Plan or that are subject to outstanding Incentive Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan. To the extent that any shares of Common Stock that are subject to an Incentive Award under the Plan or the Prior Plan (a) are not issued to a Participant due to the fact that such Incentive Award lapses, expires, is forfeited or for any reason is terminated unexercised or unvested, or is settled or paid in cash or (b) are used to satisfy any exercise price or withholding obligations, such shares will automatically again become available for issuance under the Plan. In addition, to the extent that a Participant tenders (either by actual delivery or by attestation) shares of Common Stock already owned by the Participant to the Company in satisfaction of any exercise price or withholding tax obligations, such shares will automatically again become available for issuance under the Plan. Any shares of Common Stock that constitute the forfeited portion of a Restricted Stock Award granted under the Plan or the Prior Plan, however, will not become available for further issuance under the Plan.

       4.3 LIMITATION ON INCENTIVE AWARDS. Notwithstanding any other provisions of the Plan to the contrary and subject, in each case, to adjustment as provided in Section 4.4 of the Plan, (a) no more than 3,500,000 shares of Common Stock may be issued under the Plan with respect to Restricted Stock Awards that are not granted in lieu of cash compensation that would otherwise be payable to Participants, and (b) no Participant in the Plan may be granted Incentive Awards relating to more than 750,000 shares of Common Stock in the aggregate during any period of three consecutive fiscal years of the Company.

       4.4 ADJUSTMENTS TO SHARES AND INCENTIVE AWARDS. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustments (which determination will be conclusive) as to the number and kind of securities or other property (including cash) available for issuance or payment under the Plan and, in order to prevent dilution or enlargement of the rights of Participants, (a) the number and kind of securities or other property (including cash) subject to outstanding Options, and (b) the exercise price of outstanding Options.

5.     PARTICIPATION.

       Participants in the Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of economic objectives of the Company or its Subsidiaries. Eligible Recipients may be granted from time to time one or more Incentive Awards, singly or in combination or in tandem with other Incentive Awards, as may be determined by the Committee in its sole discretion. Incentive Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the date of any related agreement with the Participant.

6.     OPTIONS.

       6.1 GRANT. An Eligible Recipient may be granted one or more Options under the Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion and reflected in the award agreement evidencing such Option. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Incentive Stock Option granted under the Plan ceases for any reason to qualify as an "incentive stock option" for purposes of Section 422 of the Code, such Incentive Stock Option will continue to be outstanding for purposes of the Plan but will thereafter be deemed to be a Non-Statutory Stock Option.

       6.2 EXERCISE PRICE. The per share price to be paid by a Participant upon exercise of an Option will be determined by the Committee in its discretion at the time of the Option grant; provided, however, that such price will not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant or, with respect to an Incentive Stock Option (110% of the Fair Market Value if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

       6.3 EXERCISABILITY AND DURATION. An Option will become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Option may be exercisable prior to six months from its date of grant (other than in connection with a Participant's death or Disability or in connection with a Change of Control of the Company) and no Incentive Stock Option may be exercisable after 10 years from its date of grant (five years from its date of grant if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

       6.4 PAYMENT OF EXERCISE PRICE. The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by tender of a Broker Exercise Notice, Previously Acquired Shares (including through delivery of a written attestation of ownership of such Previously Acquired Shares if permitted, and on terms acceptable, to the Committee in its sole discretion), a promissory note (on terms acceptable to the Committee in its sole discretion) or by a combination of such methods.

       6.5 MANNER OF EXERCISE. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company, Attention: Corporate Treasury, at its principal executive office in Minneapolis, Minnesota and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.4 of the Plan.

       6.6 AGGREGATE LIMITATION OF STOCK SUBJECT TO INCENTIVE STOCK OPTIONS. To the extent that the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the shares of Common Stock with respect to which incentive stock options (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year (under the Plan and any other incentive stock option plans of the Company or any subsidiary or parent corporation of the Company (within the meaning of the Code)) exceeds $100,000 (or such other amount as may be prescribed by the Code from time to time), such excess Options will be treated as Non-Statutory Stock Options. The determination will be made by taking incentive stock options into account in the order in which they were granted. If such excess only applies to a portion of an Incentive Stock Option, the Committee, in its discretion, will designate which shares will be treated as shares to be acquired upon exercise of an Incentive Stock Option.

7.     RESTRICTED STOCK AWARDS.

       7.1 GRANT. An Eligible Recipient may be granted one or more Restricted Stock Awards under the Plan, and such Restricted Stock Awards will be subject to such terms and conditions, consistent with the provisions of the Plan, as may be determined by the Committee in its sole discretion and reflected in the award agreement evidencing such Restricted Stock Award. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Restricted Stock Awards as it deems appropriate, including, without limitation, that the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period or that the Participant or the Company (or any Subsidiary or division thereof) satisfy certain performance criteria; provided, however, that no Restricted Stock Award may vest prior to six months from its date of grant (other than in connection with a Participant's death or Disability or in connection with a Change of Control of the Company).

       7.2 RIGHTS AS A STOCKHOLDER; TRANSFERABILITY. Except as provided in Sections 7.1, 7.3 and 13.3 of the Plan, a Participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Restricted Stock Award under this
Section 7 upon the Participant becoming the holder of record of such shares as if such Participant were a holder of record of shares of unrestricted Common Stock.

       7.3 DIVIDENDS AND DISTRIBUTIONS. Unless the Committee determines otherwise in its sole discretion (either in the agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or distributions (including regular quarterly cash dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will not be subject to the same restrictions as the shares to which such dividends or distributions relate and will be paid currently to the Participant. In the event the Committee determines not to pay such dividends or distributions currently, the Committee will determine in its sole discretion whether any interest will be paid on such dividends or distributions. In addition, the Committee, in its sole discretion, may require such dividends and distributions to be reinvested (and in such case the Participants consent to such reinvestment) in shares of Common Stock that will be subject to the same restrictions as the shares to which such dividends or distributions relate.

       7.4 ENFORCEMENT OF RESTRICTIONS. To enforce the restrictions referred to in this Section 7, the Committee may (a) place a legend on the stock certificates referring to such restrictions and may require Participants, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or (b) maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book-entry stock account with the Company's transfer agent for its Common Stock.

8.     PERFORMANCE UNITS.

       An Eligible Recipient may be granted one or more Performance Units under the Plan, and such Performance Units will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Performance Units as it deems appropriate, including, without limitation, that the Participant remain in the continuous employ or service of the Company or any Subsidiary for a certain period or that the Participant or the Company (or any Subsidiary or division thereof) satisfy certain performance goals or criteria. The Committee will have the sole discretion to determine the form in which payment of the economic value of Performance Units will be made to a Participant (i.e., cash, Common Stock, Stock Units or any combination of the foregoing) or to consent to or disapprove the election by a Participant of the form of such payment.

9.     PERFORMANCE-BASED COMPENSATION PROVISIONS.

       The Committee, in its sole discretion, may designate whether any Incentive Awards are intended to be "performance-based compensation" within the meaning of Section 162(m). Any Incentive Awards so designated will be conditioned on the achievement of one or more Performance Criteria, and such Performance Criteria will be established by the Committee within the time period prescribed by, and will otherwise comply with the requirements of,
Section 162(m). The maximum dollar value payable to any Participant with respect to Incentive Awards that are designated as "performance-based compensation" and that are valued with reference to property other than shares of Common Stock may not exceed $2,000,000 during any fiscal year of the Company.

10.    EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER SERVICE.

       10.1 RIGHTS UPON TERMINATION. The Committee will have the authority, in its sole discretion, to determine the effect that termination of a Participant's employment or other service with the Company and all Subsidiaries, whether due to death, Disability, Retirement or any other reason, will have on outstanding Incentive Awards then held by such Participant.

       10.2 MODIFICATION OF RIGHTS UPON TERMINATION. Notwithstanding the other provisions of this Section 10, upon a Participant's termination of employment or other service with the Company and all Subsidiaries, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), cause Options (or any part thereof) then held by such Participant to become or continue to become exercisable and/or remain exercisable following such termination of employment or service and Restricted Stock Awards and Performance Units then held by such Participant to vest and/or continue to vest or become free of restrictions following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that no Option or Restricted Stock Award may become exercisable or vest prior to six months from its date of grant (other than in connection with a Participant's death or Disability or in connection with a Change of Control of the Company) or remain exercisable or continue to vest beyond its expiration date.

       10.3 DATE OF TERMINATION OF EMPLOYMENT OR OTHER SERVICE. Unless the Committee otherwise determines in its sole discretion, a Participant's employment or other service will, for purposes of the Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Subsidiary for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records.

11.    PAYMENT OF WITHHOLDING TAXES.

       11.1 GENERAL RULES. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts which may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or
(b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award.

       11.2 SPECIAL RULES. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation described in Section 11.1 of the Plan by electing to tender Previously Acquired Shares, a Broker Exercise Notice or a promissory note (on terms acceptable to the Committee in its sole discretion), or by a combination of such methods.

12.    CHANGE OF CONTROL.

       12.1 DEFINITIONS. For purposes of this Section 12, the following definitions will be applied:

              (a) "Benefit Plan" means any formal or informal plan, program or other arrangement heretofore or hereafter adopted by the Company or any Subsidiary for the direct or indirect provision of compensation to the Participant (including groups or classes of participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in the form of cash or other property or rights, or is in the form of a benefit to or for the Participant.

              (b)    "Change of Control" means any of the following events:

                     (i) a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation;

                     (ii) the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 25% or more of the total combined voting power of the Company's then issued and outstanding securities by any person or entity, or group of associated person or entities acting in concert;

                     (iii) the sale of the properties and assets of the Company, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Company;

                     (iv) the stockholders of the Company approve any plan or proposal for the liquidation of the Company; or

                     (v) a change in the composition of the Board at any time during any consecutive 24 month period such that the "Continuity Directors" cease for any reason to constitute at least a 70% majority of the Board. For purposes of this clause, "Continuity Directors" means those members of the Board who either (1) were directors at the beginning of such consecutive 24 month period, or (2) were elected by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing Board of Directors.

              (c) "Change of Control Compensation" means any payment or benefit (including any transfer of property) in the nature of compensation, to or for the benefit of a Participant under this Plan or any Other Agreement or Benefit Plan, which is considered to be contingent on a Change of Control for purposes of Section 280G of the Code.

              (d) "Change of Control Termination" means, with respect to a Participant, any of the following events occurring within two years after a Change of Control:

                     (i) Termination of the Participant's employment with the Company and all of its Subsidiaries for any reason other than (A) fraud, (B) theft or embezzlement of Company or Subsidiary assets, (C) intentional violations of law involving moral turpitude, or (D) the substantial and continuing failure by the Participant to satisfactorily perform his or her duties as reasonably assigned to the Participant for a period of 60 days after a written demand for such satisfactory performance which specifically identifies the manner in which it is alleged the Participant has not satisfactorily performed such duties; or

                     (ii) Termination of employment with the Company and all of its Subsidiaries by the Participant for Good Reason.

A Change of Control Termination shall not include a termination of employment by reason of death or Disability.

              (e) "Good Reason" means a good faith determination by the Participant, in the Participant's sole and absolute judgment, that any one or more of the following events has occurred, without the Participant's express written consent, after a Change of Control:

                     (i) A change in the Participant's reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of the Participant from, or any failure to re-elect the Participant to, any of such positions, which has the effect of diminishing the Participant's responsibility or authority; or

                     (ii) A reduction by the Company or its Subsidiaries in the Participant's base salary as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter; or

                     (iii) The Company or its Subsidiaries requiring the Participant to be based anywhere other than within twenty-five miles of the Participant's job location at the time of the Change of Control; or

                     (iv) Without replacement by plans, programs, or arrangements which, taken as a whole, provide benefits to the Participant at least reasonably comparable to those discontinued or adversely affected, (A) the failure by the Company or its Subsidiaries to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which the Participant is participating immediately prior to a Change of Control; or (B) the taking of any action by the Company or its Subsidiaries that would materially adversely affect the Participant's participation or materially reduce the Participant's benefits under any of such plans, programs or arrangements; or

                     (v) The failure by the Company or its Subsidiaries to provide office space, furniture, and secretarial support at least comparable to that provided to the Participant immediately prior to the Change of Control, or the taking of any similar action by the Company or its Subsidiaries that would materially adversely affect the working conditions in or under which the Participant performs his or her employment duties; or

                     (vi) If the Participant's primary employment duties are with a Subsidiary of the Company, the sale, merger, contribution, transfer or any other transaction as a result of which the Company no longer directly or indirectly controls or has a significant equity interest in such Subsidiary; or

                     (vii) Any material breach by the Company or one of its Subsidiaries of any employment agreement between the Participant and the Company or such Subsidiary.

              (f) "EXCISE TAX" means any applicable federal excise tax imposed by Section 4999 of the Code.

              (g) "OTHER AGREEMENTS" means any agreement, contract or understanding heretofore or hereafter entered into between a Participant and the Company or any of its Subsidiaries for the direct or indirect provision of compensation to the Participant.

              (h) "REDUCED AMOUNT" means the largest amount that could be received by a Participant as Change of Control Compensation such that no portion of such Change of Control Compensation would be subject to the Excise Tax.

       12.2 EFFECT OF A CHANGE OF CONTROL. The Committee will have the authority, in its sole discretion, to determine the effect that a Change of Control of the Company will have on outstanding Incentive Awards then held by such Participant.

       12.3 AUTHORITY TO MODIFY CHANGE OF CONTROL PROVISIONS. Prior to a Change of Control of the Company, the Participant will have no rights under this Section 12, and the Committee will have the authority, in its sole discretion, to rescind, modify or amend the provisions of this Section 12 without the consent of any Participant.

13.    RIGHTS OF ELIGIBLE RECIPIENTS AND PARTICIPANTS; TRANSFERABILITY.

       13.1 EMPLOYMENT OR SERVICE. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue in the employ or service of the Company or any Subsidiary.

       13.2 RIGHTS AS A STOCKHOLDER. As a holder of Incentive Awards (other than Restricted Stock Awards), a Participant will have no rights as a stockholder unless and until such Incentive Awards are exercised for, or paid in the form of, shares of Common Stock and the Participant becomes the holder of record of such shares. Except as otherwise provided in the Plan, no adjustment will be made for dividends or distributions with respect to such Incentive Awards as to which there is a record date preceding the date the Participant becomes the holder of record of such shares, except as the Committee may determine in its discretion.

       13.3   RESTRICTIONS ON TRANSFER.

              (a) Except pursuant to testamentary will or the laws of descent and distribution and except as expressly permitted by Section 13.3(b) of the Plan, no right or interest of any Participant in an Incentive Award prior to the exercise or vesting of such Incentive Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. A Participant will, however, be entitled to designate a beneficiary to receive an Incentive Award upon such Participant's death. In the event of a Participant's death, payment of any amounts due under the Plan will be made to, and exercise of any Options (to the extent permitted pursuant to Section 10 of the Plan) will be made by, the Participant's designated beneficiary. For purposes of the Plan, a "designated beneficiary" will be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee will require in its sole discretion. If a Participant fails to designate a beneficiary, or if the designated beneficiary does not survive the Participant or dies before the designated beneficiary's exercise of all rights under the Plan, payment of any amounts due under the Plan will be made to, and exercise of any Options (to the extent permitted pursuant to Section 10 of the Plan) may be made by, the Participant's personal representative.

              (b) The Committee may, in its discretion, authorize all or a portion of the Options to be granted to a Participant to be on terms which permit transfer by such Participant to (i) the spouse, ex-spouse, children, step-children or grandchildren of the Participant (the "Family Members"), (ii) a trust or trusts for the exclusive benefit of such Family Members, (iii) a partnership in which such Family Members are the only partners, or (iv) such other persons or entities as the Committee, in its discretion, may permit, provided that (1) there may be no consideration for such a transfer (other than the possible receipt of an ownership interest in an entity to which such a transfer is made), (2) the award agreement pursuant to which such Options are granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section 13.3(b), (3) timely written notice of the transfer must be provided to the Company by the Participant, and (4) subsequent transfers of the transferred Options shall be prohibited except for those in accordance with Section 13.3(a). Following transfer, any such Option and the rights of any transferee with respect thereto will continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer, including that the events of termination of employment or other service as provided in the Plan and in any applicable award agreement will continue to be applied with respect to the original Participant, with the transferee bound by the consequences of any such termination of employment or service as specified in the Plan and the applicable award agreement. The Company will be under no obligation to provide notice of termination of a Participant's employment or other service to any transferee of such Participant's Options. Notwithstanding any Option transfer pursuant to this Section 13.3(b), the Participant will remain subject to and liable for any employment-related taxes in connection with the exercise of such Option.

       13.4 NON-EXCLUSIVITY OF THE PLAN. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

14.    SECURITIES LAW AND OTHER RESTRICTIONS.

       Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Incentive Awards granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable state securities laws or an exemption from such registration under the Securities Act and applicable state securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

15.    PLAN AMENDMENT, MODIFICATION AND TERMINATION.

       The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Incentive Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without approval of the stockholders of the Company if stockholder approval of the amendment is then required pursuant to Section 422 of the Code or the rules of the New York Stock Exchange. No termination, suspension or amendment of the Plan may adversely affect any outstanding Incentive Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Section 4.4 and Section 12 of the Plan.

16.    EFFECTIVE DATE AND DURATION OF THE PLAN.

       The Plan is effective as of February 3, 1999, the date it was adopted by the Board. The Plan will terminate at midnight on February 2, 2009, and may be terminated prior thereto by Board action, and no Incentive Award will be granted after such termination. Incentive Awards outstanding upon termination of the Plan may continue to vest, or become free of restrictions, in accordance with their terms.

17.    MISCELLANEOUS.

       17.1 GOVERNING LAW. The validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Minnesota.

       17.2 SUCCESSORS AND ASSIGNS. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.

                                     [LOGO]
                              CERIDIAN CORPORATION
                             8100 34TH AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55425
                                 (612) 853-8100

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 20, 1999

         The Annual Meeting of Stockholders of Ceridian Corporation, a Delaware corporation ("Ceridian"), will be held in the Hotel Fort Garry, 222 Broadway, Winnipeg, Manitoba, Canada on Thursday, May 20, 1999 at 8:30 a.m., Central Daylight Savings Time, for the following purposes:

         (1) To elect directors for the following year;

         (2) To amend Ceridian's Restated Certificate of Incorporation to increase the number of shares of common stock Ceridian is authorized to issue from 200,000,000 to 500,000,000; and

         (3) To approve a new 1999 Stock Incentive Plan.

         Stockholders of record of Ceridian's common stock at the close of business on March 22, 1999 will be entitled to vote at the meeting and any adjournments. No admission ticket will be necessary.

         TO BE SURE THAT YOUR VOTE IS COUNTED, WE URGE YOU TO COMPLETE AND SIGN THE PROXY CARD BELOW, DETACH IT FROM THIS NOTICE AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE AS SOON AS POSSIBLE. The prompt return of your signed proxy card will assist Ceridian in reducing the expense of additional proxy solicitation.

         A list of stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours from May 6, 1999 through May 20, 1999, at the office of Ceridian Canada Ltd., 125 Garry Street, Winnipeg, Manitoba, Canada, R3C 3P2.

                                 By Order of the Board of Directors

                                 /s/ Gary M. Nelson

                                 Gary M. Nelson
                                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

March 29, 1999

                          PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
1.  Election of Directors

    FOR all nominees listed below  [ ]

    WITHHOLD AUTHORITY to vote for all nominees listed below  [ ]

    FOR, EXCEPT YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE BY CROSSING OUT HIS OR HER NAME [ ]


Nominees:     Bruce R. Bond, Nicholas D. Chabraja, Ruth M. Davis, Robert H.
              Ewald, Richard G. Lareau, Ronald T. LeMay, George R. Lewis,
              Lawrence Perlman, Ronald L. Turner, Carole J. Uhrich, Paul S.
              Walsh

2. Proposal to approve amendment to Ceridian's Restated Certificate of Incorporation to increase the number of shares of common stock Ceridian is authorized to issue from 200,000,000 to 500,000,000.

        [ ] FOR                 [ ] AGAINST                 [ ]ABSTAIN

3.  Proposal to approve a new 1999 Stock Incentive Plan.

        [ ] FOR                 [ ] AGAINST                 [ ]ABSTAIN

Address Change and/or Comments Mark Here [ ]


If you wish to have your vote on all matters kept confidential in accordance with Ceridian Corporation policy, check here. [ ]

Please sign exactly as name is printed to the left. Joint owners, co-executors or co-trustees should both sign. Persons signing as attorney, executor, administrator, trustee or guardian should give their full title as such.

                           Dated:                                    , 1999
                                 ------------------------------------


                           ------------------------------------------------

                           ------------------------------------------------

                           ------------------------------------------------
                           SIGNATURE(S)


(PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.)

VOTES MUST BE INDICATED [X] IN BLACK OR BLUE INK.

                           CERIDIAN CORPORATION
                                PROXY CARD

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CERIDIAN
    CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 20, 1999.

    The undersigned appoints Lawrence Perlman and Gary M. Nelson, and either of them, the proxies of the undersigned, with full power of substitution in each, to vote at the Annual Meeting of Stockholders to be held on May 20, 1999 and at any adjournment or postponement thereof all of the undersigned's shares of Ceridian Corporation common stock held of record on March 22, 1999 in the manner indicated on the reverse side hereof, and with the discretionary authority to vote as to any other matters that may properly come before such meeting.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.

    This proxy, when properly signed, will be voted in the manner directed. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

       (Continued, and to be signed and dated, on the reverse side.)

                                                    CERIDIAN CORPORATION
                                                    P.O. BOX 11290
                                                    NEW YORK, N.Y.  10203-0290